Exhibit 2.1

Agreement and Plan of Merger

by and among

B. RILEY FINANCIAL, INC.,

B. RILEY PRINCIPAL MERGER CORP. III

and

NATIONAL HOLDINGS CORPORATION

JANUARY 10, 2021

i

ii

Annex A – Conditions to the Offer

iii

Agreement and Plan of Merger

THIS Agreement and Plan of Merger (this “Agreement”), dated as of January 10, 2021, is entered into by and among National Holdings Corporation, a Delaware corporation (the “Company”), B. Riley Financial, Inc., a Delaware corporation (“BRF”) and B. Riley Principal Merger Corp. III, a Delaware corporation and wholly owned subsidiary of BRF (“Merger Sub”).

WHEREAS, pursuant to this Agreement, Merger Sub has agreed to commence, and BRF has agreed to cause Merger Sub to commence, a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase any and all of the shares of common stock, par value $0.02 per share, of the Company (the “Company Common Stock”) issued and outstanding (each, a “Share”) that are not owned by BRF or its Subsidiaries, at a price per Share of $3.25 (such amount, or any other amount per Share paid pursuant to the Offer or the Merger in accordance with this Agreement, the “Per Share Amount”), to the holder of such Share, in cash, without interest, on the terms and subject to the conditions set forth in this Agreement;

Whereas, following the consummation of the Offer, subject to the terms and conditions of this Agreement and in accordance with Section 251(h) of the DGCL, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of BRF in accordance with the DGCL, and each Share that is not (a) validly tendered and irrevocably accepted for purchase pursuant to the Offer, (b) a Dissenting Share or (c) to be canceled pursuant to Section 2.05(b), Section 2.05(c) or Section 2.05(d) will thereupon be converted into the right to receive cash in an amount equal to the Per Share Amount, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, BRF, Merger Sub and the Company acknowledge and agree that the Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL and shall be consummated as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has established a special committee represented by its own independent legal counsel and its own independent financial advisor (the “Special Committee”) and has delegated to the Special Committee the authority to review, evaluate, negotiate, recommend or not recommend this Agreement and the Transactions, including the Offer and the Merger, and the Special Committee has recommended that the Company Board approve and declare advisable and in the best interests of the Company and its stockholders (other than holders of the BRF Shares) this Agreement and the Transactions, including the Offer and the Merger (the “Special Committee Recommendation”);

WHEREAS, the Special Committee recommends that the Company Board take all actions necessary so that (i) none of BRF, Merger Sub or any of BRF’s other Subsidiaries will be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case, as such term is used in Section 203 of the DGCL) and (ii) the stockholder vote requirements contained in Section 203 of the DGCL or other forms of anti-takeover laws or regulations that may purport to be applicable, will not apply to BRF, Merger Sub or any of BRF’s other Subsidiaries with respect to or as a result of this Agreement or the Transactions, including the Offer and the Merger;

WHEREAS, the Company Board, acting on the recommendation of the Special Committee, (i) has approved and declared advisable and in the best interests of the Company and its stockholders this Agreement and the Transactions, including the Offer and the Merger, on the terms and conditions set forth in this Agreement, (ii) has approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, (iii) has resolved to recommend that the stockholders of the Company (other than BRF or its Subsidiaries) accept the Offer and tender their Shares to Merger Sub pursuant to the Offer and (iv) agreed and authorized that the Merger be governed by Section 251(h) of the DGCL;

WHEREAS, the Company Board has approved this Agreement and the Transactions, including the Offer and the Merger, contemplated herein and has taken all actions necessary so that (i) none of BRF, Merger Sub or any of BRF’s other Subsidiaries will be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case, as such term is used in Section 203 of the DGCL) and (ii) the stockholder vote requirements contained in Section 203 of the DGCL or other forms of anti-takeover laws or regulations that may purport to be applicable, will not apply to BRF, Merger Sub or any of BRF’s other Subsidiaries with respect to or as a result of this Agreement or the Transactions, including the Offer and the Merger;

WHEREAS, the respective boards of directors of each of BRF and Merger Sub have approved this Agreement and the Transactions, including the Offer and the Merger, on the terms and conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, certain members of management of the Company (each, a “Management Holder”) have entered into new employment agreements with the Company, which employment agreements are conditioned upon Closing and to be effective on the Closing Date; and

WHEREAS, concurrently with the execution of this Agreement, BRF and the Company have entered into a separate agreement terminating that certain Agreement, dated as of November 14, 2018, by and between BRF and the Company effective as of the Closing Date (the “Termination Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

Article 1

DEFINITIONS

Section 1.01.     Definitions. As used in this Agreement, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement (i) containing terms as to confidentiality that are, in the aggregate, no less restrictive of the Third Party that is party to such agreement and its Affiliates and Representatives than the terms as to confidentiality set forth in the Confidentiality Agreement are to BRF and its Affiliates and Representatives and (ii) that does not prohibit the Company from providing any information to BRF in accordance with Section 5.02.

“Acquisition Proposal” means any indication of interest, inquiry, offer or proposal, including any amendment or modification to any existing indication of interest, inquiry, offer or proposal (other than, in each case, any indication of interest, inquiry, offer or proposal made or submitted by or on behalf of BRF, Merger Sub or one or more of their Subsidiaries), relating to an Acquisition Transaction.

“Acquisition Transaction” means, other than the Transactions: (a) any merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company that, if consummated, would result in any Person or “group” (as defined in the Exchange Act) owning, directly or indirectly, twenty percent (20%) or more of the total voting power of or any class of equity securities of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity; or (b) any transaction (including any single- or multi-step transaction) or series of related transactions directly or indirectly involving (i) the acquisition or purchase of twenty percent (20%) or more of the total voting power of or any class of equity securities of the Company, (ii) the acquisition or purchase of tangible or intangible assets of the Company representing twenty percent (20%) or more of the consolidated total assets (it being understood that total assets include equity securities of Subsidiaries) of the Company, taken as a whole, or (iii) the sale, lease, license, transfer, lapse or abandonment of twenty percent (20%) or more of the total tangible and intangible assets of the Company or any Intellectual Property embodied therein or relating thereto.

“Adviser” has the meaning set forth in Section 3.22(j).

“Advisers Act” has the meaning set forth in Section 3.23(a).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.02(c).

“Anticorruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, or any other anticorruption or anti-bribery Applicable Law applicable to the Company or any of the Company Subsidiaries.

“Antitrust Laws” means the Hart-Scott-Rodino Antitrust Improvements Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act, and any applicable foreign antitrust laws and all other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Law” means any international, national, federal, state or local law, constitution, treaty, convention, statute, ordinance, decree, order, code, rule, regulation or common law or other similar requirement enacted, adopted, promulgated or applied by any Governmental Authority.

“Applicable PPP Laws” has the meaning set forth in Section 3.27.

“Audited Balance Sheet” means the audited consolidated balance sheet of the Company, as of September 30, 2020, included in the Company SEC Documents.

“Audited Balance Sheet Date” means the date of the Audited Balance Sheet.

“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 3.03(a).

“Board of Directors” means, with respect to any entity, the board of directors of such entity.

“Board Recommendation” has the meaning set forth in Section 3.03(b).

“Book-Entry Share” has the meaning set forth in Section 2.05(a).

“BRF” has the meaning set forth in the Preamble.

“BRF Material Adverse Effect” means any Effect that, individually or in the aggregate with one or more other Effects, does or would reasonably be expected to prevent, materially delay or materially impair Merger Sub or BRF from consummating the Offer or the Merger, on a timely basis and in any event on or before the End Date.

“BRF Shares” means Shares held by BRF, any of its Subsidiaries, or any directors or executive officers of BRF.

“Broker-Dealer Subsidiary” has the meaning set forth in Section 3.22(a).

“Business Day” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act; provided, however, that, in the case of determining a date when any payment is due, a day on which commercial banks in the County of New York, New York are authorized or required by Applicable Law to be closed shall not be a “Business Day.”

“Capitalization Date” has the meaning set forth in Section 3.06(a).

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act.

“Certificate” has the meaning set forth in Section 2.05(a).

“Certificate of Merger” has the meaning set forth in Section 2.04(a).

“Change in Recommendation” has the meaning set forth in Section 5.02(c).

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plan” has the meaning set forth in Section 5.13(c).

“Company Board” has the meaning set forth in the Recitals.

“Company Certificate of Incorporation” has the mean set forth in Section 3.06(a).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Letter” has the meaning set forth in Article 3.

“Company Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, individual consulting, change of control, retention, severance or similar contract, plan, program, agreement, arrangement or policy and each other plan, program, agreement, arrangement or policy (written or oral) providing for compensation, bonuses, profit-sharing, savings, stock option, stock purchase or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, welfare benefits including in the form of insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, post-employment or retirement benefits (including early retirement or compensation, pension, health, medical or life insurance benefits), supplemental retirement benefits (including termination indemnities and seniority payments), or any other similar fringe, welfare or other employee benefit contract, plan, agreement, arrangement or policy that is sponsored, maintained, administered or contributed to by the Company or any Company Subsidiary for the benefit of or relating to any Company Employees, or with respect to which the Company or any Company Subsidiary has or may have any Liability, other than any plan, policy, program or arrangement mandated by Applicable Law.

“Company Employees” means any current or former employee, consultant, independent contractor, officer or director of the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result or effect (each, an “Effect”) that, individually or in the aggregate with any one or more other Effects, (i) has a material adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) prevents, materially impairs or materially delays the Company from consummating the Transactions on a timely basis and in any event on or before the End Date; provided, however, that with respect to clause (i) only, no Effect to the extent relating to or resulting or arising from any of the following, shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect: (A) general economic, regulatory, political, business, financial or market conditions in the United States or elsewhere in the world; (B) Effects relating to the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States or elsewhere in the world; (C) conditions generally affecting the industries in which the Company and its Subsidiaries operate; (D) geopolitical conditions, any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism); (E) any epidemic, pandemic plague or other outbreak of illness or public health event (including the COVID-19 pandemic, any evolutions or mutations of the COVID-19 disease, and any further epidemics or pandemics arising therefrom), hurricane, flood, tornado, earthquake or other natural disaster or act of God or changes resulting from weather conditions; (F) any failure by the Company or any of the Company Subsidiaries to meet any internal or external projections or forecasts or any decline in the price of Company Common Stock or other Company Securities (but excluding, in each case, the underlying causes of such failure or decline, as applicable, unless such underlying causes would otherwise be excepted from this definition); (G) the public announcement or pendency of the Transactions, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders or Company Employees (other than, in each case, for purposes of any representation or warranty set forth in Section 3.05); (H) changes in Applicable Laws or the interpretation thereof; or (I) changes in GAAP or any other applicable accounting standards or the interpretation thereof; provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clause (A), (B), (C), (D), (E), (H) or (I) above may constitute, and may be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such change or event has a disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, as compared generally to other participants that operate in the industries in which the Company and its Subsidiaries operate.

“Company Preferred Stock” has the meaning set forth in Section 3.06(a).

“Company PSU” means a performance restricted stock unit granted pursuant to any Company Stock Plan that vests on the basis of time and performance and pursuant to which the holder has a right to receive shares or cash following the vesting or lapse of restrictions applicable to such performance stock unit.

“Company PSU Consideration” has the meaning set forth in Section 2.08(b).

“Company Related Parties” has the meaning set forth in Section 8.03(h).

“Company RSU” means a restricted stock unit granted pursuant to any Company Stock Plan that vests solely on the basis of time and pursuant to which the holder has a right to receive shares or cash following the vesting or lapse of restrictions applicable to such restricted stock unit.

“Company RSU Consideration” has the meaning set forth in Section 2.08(a).

“Company SEC Documents” has the meaning set forth in Section 3.08(a).

“Company Securities” has the meaning set forth in Section 3.06(c).

“Company Stock Option” means an option to acquire shares of Company Common Stock granted pursuant to any Company Stock Plan.

“Company Stock Plans” has the meaning set forth in Section 3.06(b).

“Company Subsidiary” means each Subsidiary of the Company.

“Company Warrant” means a warrant to purchase shares of Company Common Stock.

“Company’s Knowledge” means, with respect to the Company or any of its Subsidiaries, the actual knowledge, after reasonable inquiry, of Michael Mullen, Glenn Worman and John DeSena.

“Confidentiality Agreement” means the Board Observer Confidentiality Agreement, dated as of November 14, 2018, by and between BRF and the Company.

“Contract” means any written, oral or other agreement, contract, binding contractual arrangement, subcontract, lease, binding understanding, instrument, bond, debenture, note, loan or credit agreement, indenture, option, warrant, warranty, purchase order, license, sublicense, insurance policy, or other legally binding commitment, obligation or undertaking of any nature, other than any Company Employee Plan.

“Continuing Employee” has the meaning set forth in Section 5.13(a).

“D&O Provisions” has the meaning set forth in Section 5.10(b).

“D&O Tail” has the meaning set forth in Section 5.10(c).

“Delaware Secretary” has the meaning set forth in Section 2.04(a).

“Depository Agent” has the meaning set forth in Section 2.06(a).

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” has the meaning set forth in Section 2.07.

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Effective Time” has the meaning set forth in Section 2.04(b).

“End Date” has the meaning set forth in Section 7.01(b).

“Environmental Law” means any Applicable Law relating to (i) the protection of health, safety or the environment, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to Persons or property relating to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” means the audited consolidated financial statements consisting of the consolidated balance sheets and the related consolidated statements of operations, comprehensive loss, stockholders’ (deficit) equity and cash flows of the Company and its Subsidiaries, as of and for the fiscal years ended September 30, 2020 and September 30, 2019 (including, in each case, any related notes thereto and the related reports of the independent public accountants) included in the Company SEC Documents prior to the date of this Agreement.

“FINRA” means the Financial Industry Regulatory Authority.

“FINRA Approval” has the meaning set forth in Section 5.05(a).

“Form BD” has the meaning set forth in Section 3.22(f).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any U.S. or non-U.S. federal, state, provincial, local or other government department, authority, court, tribunal, commission, instrumentality, regulatory body or SRO (including any SEC-registered securities exchange or SEC-registered securities association), or any political or other subdivision, department, agency or branch of any of the foregoing.

“Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon; and (iii) any other substance that poses a risk of harm or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

“Indebtedness” of any Person at any date means, without duplication, all obligations of such Person under the applicable governing documentation to pay principal, interest, penalties, fees, guarantees, reimbursements, damages, “make-whole” amounts, costs of unwinding and other liabilities with respect to (i) indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, (ii) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (iii) leases that are required to be capitalized in accordance with GAAP under which such Person is the lessee, (iv) the deferred purchase price of goods or services (other than trade payables or accruals in the ordinary course of business consistent with past practice), (v) obligations under interest rate, currency swap, hedging, cap, collar or futures Contracts or other derivative instruments or agreements, (vi) obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases) and (vii) direct or indirect guarantees or other forms of credit support of obligations described in clauses (i) through (vi) above of any Person.

“Indemnified Person” has the meaning set forth in Section 5.10(a).

“Intellectual Property Rights” means all rights anywhere in the world in or to any or all of the following: (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same; (ii) inventions, discoveries, ideas and improvements, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, revisions, supplementary protection certificates, continuations, continuations-in-part and renewals, extensions, re-issues and re-examinations; (iii) Trade Secrets; (iv) published and unpublished works of authorship, whether copyrightable or not (including software, data, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property, industrial or proprietary rights.

“Intervening Event” means an event, occurrence, fact, change or development occurring or arising after the date hereof that was not known to or reasonably foreseeable by the Special Committee or the Company Board as of the date of this Agreement (or, if known, the magnitude or consequences of which were not known to or reasonably foreseeable by the Special Committee or the Company Board as of the date of this Agreement), other than (i) any event, occurrence or fact that relates to an Acquisition Proposal or (ii) changes in the market price of Company Common Stock (it being understood that the underlying causes of any such changes may, if they are not otherwise excluded from the definition of “Intervening Event,” be taken into account in determining whether an Intervening Event has occurred).

“IRS” means the Internal Revenue Service.

“Liabilities” means any and all Indebtedness, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on- or off-balance sheet, and whether arising in the past, present or future, and including those arising under any Contract, Proceeding or Order.

“Licenses” has the meaning set forth in Section 3.14(c).

“Lien” means, with respect to any property or asset, any charge, claim, adverse interest, community property interest, pledge, hypothecation, condition, lien (statutory or other), option, security interest, mortgage, deed of trust, encumbrance, easement, encroachment, lease, sublease, license, sublicense, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership or any interest or restriction similar in substance to any of the foregoing.

“Made Available” means that, prior to the execution of this Agreement, such information, document or material was (i) made publicly available by the Company in unredacted form on the SEC’s EDGAR database with respect to the Company and its Subsidiaries or (ii) made available for review by BRF or BRF’s Representatives by email or other delivery or otherwise provided in writing to BRF or BRF’s Representatives by or on behalf of the Company (including on an “outside counsel only” basis).

“Management Holder” has the meaning set forth in the Recitals.

“Maximum Amount” has the meaning set forth in Section 5.10(c).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.05(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Tender Condition” has the meaning set forth in Annex A.

“Nasdaq” means the Nasdaq Capital Market.

“Negative Consent Notice” has the meaning set forth in Section 5.15.

“Offer” has the meaning set forth in the Recitals.

“Offer Conditions” has the meaning set forth in Section 2.01(b).

“Offer Documents” has the meaning set forth in Section 2.01(f).

“Offer Expiration Time” has the meaning set forth in Section 2.01(c).

“Order” means, with respect to any Person, any order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, with or under the supervision of, a Governmental Authority or arbitrator.

“Organizational Documents” means, with respect to any Person that is not a natural person, the articles of incorporation, certificate of incorporation, charter, certificates of designations, bylaws, stockholders’ agreement, articles of formation, certificate of formation, operating agreement, partnership agreement, certificate of limited partnership and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Paying Agent” has the meaning set forth in Section 2.06(a).

“Payment Fund” has the meaning set forth in Section 2.06(a).

“Per Share Amount” has the meaning set forth in the Recitals.

“Permits” means all permits, licenses, consents, franchises, approvals, privileges, immunities, authorizations, exemptions, registrations, certificates, variances and similar rights obtained from a Governmental Authority.

“Permitted Liens” means (i) Liens for Taxes that (A) are not yet due and payable or (B) are being contested in good faith by appropriate proceedings, in each case only if adequate reserves with respect thereto have specifically been established in the Financial Statements, to the extent required by GAAP, (ii) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice that (A) relate to obligations that are not delinquent or (B) the Company or any of the Company Subsidiaries is contesting in good faith by appropriate proceedings and for which adequate reserves have specifically been established in the Financial Statements, to the extent required by GAAP, (iii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, (iv) zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Authority that are not materially violated by or do not place any material restrictions or limitations on any current use, occupancy or activity conducted by the Company or any of the Company Subsidiaries, (v) in the case of real property leased, subleased, licensed or otherwise occupied by the Company or any of the Company Subsidiaries, any Lien to which the fee simple interest (or any superior leasehold interest) is subject, (vi) Liens in favor of the lessors on any personal property located at the demised premises under any lease agreement, (vii) real property easements, rights-of-way, encroachments, restrictions, conditions or imperfections of title or other similar Liens that have arisen in the ordinary course of business which, individually and in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (viii) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (ix) any Liens which are disclosed on the Financial Statements, (x) Liens discharged prior to the consummation of the Offer and (xi) any Liens that are not, individually or in the aggregate, material to the business or operations of the Company and its Subsidiaries, taken as a whole.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Authority (or any department, agency or political subdivision thereof) and any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“PPP Lender” means Axos Bank, a federal savings association, in its capacity as lender under the PPP Loans.

“PPP Loans” means, collectively, (i) that certain Promissory Note, dated as of April 10, 2020, by and between National Securities Corporation and the PPP Lender and (ii) that certain Promissory Note, dated as of April 15, 2020, by and between Winslow, Evans & Crocker, Inc. and the PPP Lender.

“Pre-Closing Period” has the meaning set forth in Section 5.01(a).

“Proceeding” means any suit (whether civil, criminal, administrative or judicial), action, litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing, criminal prosecution, investigation (but only to the extent that the Company has been notified in writing by the investigating Governmental Authority of such investigation) or SEC “Wells” process, in each case, whether at law or in equity, commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel (and, in each case, including if resulting from a claim, charge, complaint, citation or demand).

“Regulatory Agreement” has the meaning set forth in Section 3.23(c).

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants (other than independent public accountants), consultants, agents and other authorized representatives and advisors of such Person.

“Sanctioned Country” means any country or region subject to economic sanctions or trade restrictions of the United States, Japan, the United Kingdom, the European Union or the United Nations that broadly prohibit or restrict dealings with such country or region (currently Cuba, Iran, North Korea, the Crimea and Syria).

“Sanctioned Person” means any Person subject to economic sanctions, trade restrictions or similar restrictions under any Sanctions Laws, including (i) any Person identified in any sanctions list maintained by (A) the U.S. government, including the U.S. Department of Treasury, Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security, and the U.S. Department of State; (B) the government of Japan; (C) the government of the United Kingdom, including HM Treasury; (D) the European Union; or (E) the United Nations Security Council; (ii) any Person located, organized or resident in, or a government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by or acting for the benefit or on behalf of a Person described in clause (i) or (ii).

“Sanctions Laws” means all Applicable Laws concerning embargoes, economic sanctions, export or import controls or restrictions, the ability to make or receive international payments, the ability to engage in international transactions, or the ability to take an ownership interest in assets located in a foreign country, including those administered by the Office of Foreign Assets Control of the U.S. Department of Treasury, the Bureau of Industry and Security of the U.S. Department of Commerce, and the U.S. Department of State, the United Nations Security Council, the European Union or HM Treasury and any other similar laws of any other jurisdiction.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedule 13E-3” has the meaning set forth in Section 2.01(f).

“Schedule 14D-9” has the meaning set forth in Section 2.01(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Share” has the meaning set forth in the Recitals.

“Special Committee” has the meaning set forth in the Recitals.

“Special Committee Recommendation” has the meaning set forth in the Recitals.

“Specified Contract” has the meaning set forth in Section 3.16.

“SRO” means any domestic or foreign securities broker-dealer self-regulatory organization.

“Subsidiary” means, with respect to any Person, any other Person with respect to which the first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns (i) capital stock or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such other Person or (ii) a majority of the outstanding voting securities of such other Person.

“Superior Proposal” means a bona fide written Acquisition Proposal (provided that for this purpose the references to “twenty percent (20%)” in the definition of Acquisition Transaction shall be deemed to be references to “fifty percent (50%)”) that did not result from a material breach of Section 5.02 and that the Special Committee or Company Board determines in its good faith judgment (after consultation with its financial advisors and outside legal counsel) (i) is reasonably likely to be consummated in accordance with its terms and (ii) would, if consummated, result in a transaction that is more favorable to the Company’s stockholders (other than holders of the BRF Shares), solely in their capacity as such, from a financial point of view than the Transactions.

“Superior Proposal Notice” has the meaning set forth in Section 5.02(e).

“Surviving Corporation” has the meaning set forth in Section 2.04(c).

“Tail Period” has the meaning set forth in Section 5.10(c).

“Tax” means any tax or other similar governmental assessment or charge of any kind whatsoever, including income, franchise, profits, corporations, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges, together with any interest, penalty or addition to tax with respect thereto, whether disputed or not.

“Tax Return” means any report, return, document, declaration or information return required to be filed with or supplied to a Taxing Authority (including any amendments thereto and including any schedule or statement thereto).

“Taxing Authority” means any Governmental Authority exercising any authority to determine, impose, regulate, collect, levy, assess, enforce or administer any Tax.

“Termination Agreement” has the meaning set forth in the Recitals.

“Termination Condition” has the meaning set forth in Annex A.

“Termination Fee” has the meaning set forth in Section 8.03(b).

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than BRF, Merger Sub, the Company or any of their respective Affiliates or Representatives (solely in their capacity as such).

“Trade Secrets” means, collectively, any trade secrets and other intellectual property rights in proprietary information, know-how, data and databases, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.

“Transaction Litigation” means any claim or Proceeding against the Company or any of its directors or officers (including any class action or derivative litigation) relating, directly or indirectly, to this Agreement, the Offer, the Merger or the other Transactions, including disclosures made under securities laws and regulations related thereto.

“Transactions” means the Offer, the Merger and the other transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.

“Willful Breach” means, with respect to any representation, warranty, agreement or covenant in this Agreement, an intentional act or omission (including a failure to cure circumstances) where the breaching party knows such action or omission is or would reasonably be expected to result in a breach of this Agreement, it being understood that such term shall include, in any event, the failure to consummate the Offer or the Closing when required to do so by this Agreement or the failure to take actions required by this Agreement the failure of which to be taken would reasonably be expected to result in a failure of any of the Offer Conditions or a failure of the Closing to occur.

Section 1.02.     Other Definitional and Interpretative Provisions. The words “hereof,” “herein,” “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings and captions contained herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or subsection. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References (i) to “$” and “dollars” are to the currency of the United States and (ii) to “days” shall be to calendar days unless otherwise indicated. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively. No summary of this Agreement or any Exhibit, Annex, Schedule or other document delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or such Exhibit, Annex or Schedule. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified. Any Contract, instrument or law defined or referred to herein means such Contract, instrument or law as from time to time amended, modified or supplemented (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to (x) any Contract, instrument or statute shall be deemed to refer to such Contract, instrument or statute, as amended, as of such date, and (y) any rules or regulations promulgated under any such statute, in each case, as of such date). Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms.

Article 2

THE OFFER AND THE MERGER

Section 2.01.     The Offer.

(a)     Commencement of the Offer. As promptly as reasonably practicable after the execution and delivery of this Agreement, Merger Sub shall, and BRF shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 promulgated by the SEC under the Exchange Act) the Offer to purchase any and all of the Shares that are not owned by BRF or its Subsidiaries at a price per Share equal to the Per Share Amount to the holder of the Share in cash, without interest.

(b)     Terms and Conditions of the Offer. The obligations of Merger Sub to, and of BRF to cause Merger Sub to, accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject only to the terms and conditions set forth in this Agreement, including the prior satisfaction or waiver of the Minimum Tender Condition, the Termination Condition and the other conditions set forth in Annex A (collectively, the “Offer Conditions”). Merger Sub expressly reserves the right (but is not obligated to) at any time and from time to time in its sole discretion to waive, in whole or in part, any Offer Condition or modify the terms of the Offer (including by increasing the Per Share Amount), in each case only (and Merger Sub shall not do so except) to the extent not inconsistent with the terms of this Agreement, except that, for the avoidance of doubt, without the prior written consent of the Company, Merger Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Per Share Amount or change the form of consideration payable in the Offer, (iii) directly or indirectly amend, modify, supplement or waive the Minimum Tender Condition, the Termination Condition or the condition set forth in clause (b) of Annex A, (iv) add any conditions or requirements to the Offer in addition to the Offer Conditions or add to or directly or indirectly amend, modify or supplement any Offer Condition, (v) directly or indirectly amend, modify or supplement any other term of the Offer in any individual case in any manner adverse to any holder of Shares (other than BRF or its Subsidiaries) in its capacity as such or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or impair the ability of BRF or Merger Sub to consummate the Offer or (vi) extend or otherwise change the Offer Expiration Time (except as expressly required or permitted by the other provisions of this Section 2.01).

(c)     Expiration and Extension of the Offer. The expiration date and time for the Offer, as the same may be extended from time to time is hereinafter referred to as the “Offer Expiration Time.” The initial Offer Expiration Time shall be 11:59 p.m. (New York City time) on the twentieth (20th) Business Day following (and including the day of) commencement of the Offer (determined pursuant to Exchange Act Rule 14d-1(g)(3)). Subject to the parties’ respective rights to terminate this Agreement pursuant to Section 7.01 and notwithstanding anything to the contrary in this Agreement, (i) Merger Sub shall, and BRF shall cause Merger Sub to, extend the Offer for (A) any period required by any applicable rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq (including in order to comply with Exchange Act Rule 14e-1(b) in respect of any change in the Per Share Amount) or as may be necessary to resolve any comments of the SEC or the staff or Nasdaq, in each case, as applicable to the Offer, the Schedule 14D-9, the Schedule 13E-3 or the Offer Documents; and (B) periods of up to ten (10) Business Days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under any foreign or domestic competition-related law shall have expired or been terminated; and (ii) if, as of the scheduled Expiration Date, the Minimum Tender Condition is not satisfied, at the request of the Company, Merger Sub shall, and BRF shall cause Merger Sub to, extend the Offer on one or more occasions for an additional period of up to ten (10) Business Days per extension; provided that if, as of the scheduled Offer Expiration Time, any Offer Condition is not satisfied and has not been waived, Merger Sub may, in its discretion (and without the consent of the Company or any other Person), (x) extend the Offer on one or more occasions, for an additional period of up to ten (10) Business Days per extension, to permit such Offer Condition to be satisfied or (y) if the scheduled Offer Expiration Time is ten (10) or less Business Days before the End Date, extend the Offer until 11:59 p.m., New York City time, on the day before the End Date (or such other date and time as the parties hereto may agree) to permit such Offer Condition to be satisfied; provided, however, that in no event shall Merger Sub (X) extend the Offer beyond the earlier of the End Date or the valid termination of this Agreement in accordance with Section 7.01, in each case, without the prior written consent of the Company or (Y) be required to extend the Offer beyond the then-existing Expiration Date for more than three (3) consecutive additional periods not to exceed an aggregate of thirty (30) Business Days, if, as of the applicable Expiration Date, all of the Offer Conditions are satisfied or have been waived other than the Minimum Tender Condition and conditions which by their nature are to be satisfied at the expiration of the Offer.

(d)     Consummation of the Offer; Payment. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall (and BRF shall cause Merger Sub to) (i) consummate the Offer and accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer promptly after (in any event, no later than the first (1st) Business Day after) the Offer Expiration Time and (ii) at 12:00 p.m., New York City time, on the second (2nd) Business Day after the Offer Expiration Time, pay for such Shares in immediately available funds. BRF shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer in accordance with Section 2.06(a). The Per Share Amount shall be paid to the holders of the Shares in cash, without interest, upon the terms and subject to the conditions of the Offer.

(e)     Termination of the Offer. BRF and Merger Sub shall not terminate the Offer or permit the Offer to be terminated prior to the Offer Expiration Time (as it may be extended and re-extended in accordance with this Agreement), unless and until this Agreement is validly terminated in accordance with Section 7.01. In the event that this Agreement is validly terminated pursuant to Section 7.01 prior to any scheduled Offer Expiration Time, Merger Sub shall, and BRF shall cause Merger Sub to, promptly (but in any event not more than one (1) Business Day after such termination) irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Merger Sub, Merger Sub shall promptly (within the requirements of Exchange Act Rule 14e-1(c)) return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Shares to the record holders thereof in accordance with Applicable Law.

(f)     Offer Documents. On the date of commencement of the Offer (determined pursuant to Exchange Act Rule 14D-2), BRF and Merger Sub shall (i) file with the SEC, in accordance with Exchange Act Rule 14D-3, a Tender Offer Statement on Schedule TO with respect to the Offer, which Tender Offer Statement shall contain an offer to purchase and a related letter of transmittal, summary advertisement, notice of guaranteed delivery and other ancillary offer documents pursuant to which the Offer will be made (such Schedule TO and documents, together with any exhibits, supplements or amendments thereto, the “Offer Documents”); (ii) jointly with the Company file with the SEC, in accordance with Exchange Act Rule 13E-3, a Transaction Statement on Schedule 13E-3 with respect to the Transactions (such Schedule 13E-3 and documents, together with any exhibits, supplements or amendments thereto, the “Schedule 13E-3”) that will contain or incorporate by reference the Offer Documents; and (iii) cause the Offer Documents and Schedule 13E-3 and related documents to be disseminated to holders of Shares, in each case, as and to the extent required by Applicable Law. The Company shall promptly furnish BRF and Merger Sub with all information concerning the Company and its stockholders required by the Exchange Act or other Applicable Law to be set forth in the Offer Documents and the Schedule 13E-3 and all other information concerning the Company and its stockholders as reasonably requested by BRF and Merger Sub for inclusion in the Offer Documents and Schedule 13E-3 and, unless previously withdrawn in accordance with Section 5.02(d) or Section 5.02(e), shall allow BRF and Merger Sub to include the Board Recommendation in the Offer Documents and the Schedule 13E-3. BRF and Merger Sub shall cause the Offer Documents and the Schedule 13E-3 to comply in all material respects with the requirements of Applicable Law and, on the date first filed with the SEC and on the date first published, sent or given to the holders of Shares, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by BRF or Merger Sub with respect to information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents or the Schedule 13E-3. Each of BRF, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information is or shall have become false or misleading in any material respect, and each of BRF and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case, as and to the extent required by Applicable Law. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and the Schedule 13E-3 and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company, and BRF and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. BRF and Merger Sub shall (A) provide the Company and its counsel any written comments that BRF, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents or the Schedule 13E-3 promptly after the receipt of such comments (and shall give the Company and its counsel prompt telephonic notice of any material discussions with or oral comments received from the SEC staff), (B) provide the Company and its counsel a reasonable opportunity to review and comment upon the proposed responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof, and (C) give reasonable and good faith consideration to any comments made by the Company and its counsel on any such proposed responses. BRF and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents.

(g)     Guaranteed Delivery.     For purposes of this Agreement and the Offer, unless mutually agreed by BRF and the Company, any Shares subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the Shares underlying such notices of guaranteed delivery are “received” (as defined by Section 251(h) of the DGCL) by Merger Sub or an agent of Merger Sub, including the Depositary Agent.

(h)     Notification of Offer Status. BRF shall keep the Company reasonably informed on a reasonably current basis of the status of the Offer, including with respect to the number of Shares that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer, and with respect to any material developments with respect thereto and, upon the Company’s written request, provide the Company as soon as practicable with the most recent report then available from the Depository Agent detailing the number of Shares that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer.

Section 2.02.     Company Actions.

(a)     Approval. The Company hereby approves of and consents to the Offer and the inclusion in the Offer Documents of the Board Recommendation and the Special Committee Recommendation. The Company agrees that no Shares held by the Company or any of the Company Subsidiaries (other than any such shares held on behalf of Third Parties) will be tendered pursuant to the Offer.

(b)     Schedule 14D-9 and Schedule 13E-3. Concurrently with or as soon as reasonably practicable following the filing of the Schedule TO with the SEC, the Company shall file with the SEC (i) a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended or supplemented from time to time and including any exhibits thereto, the “Schedule 14D-9”) and (ii) jointly, with BRF and Merger Sub, the Schedule 13E-3. Unless previously withdrawn in accordance with Section 5.02(d) or Section 5.02(e), the Company shall (i) include in the Schedule 14D-9 and the Schedule 13E-3 the Board Recommendation and the Special Committee Recommendation and (ii) cause the Schedule 14D-9 and the Schedule 13E-3 to be disseminated to holders of Shares as and to the extent required by Rule 14d-9 and Rule 13E-3, respectively, promulgated under the Exchange Act and any other Applicable Law. BRF and Merger Sub shall promptly furnish the Company with all information concerning BRF and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9 and the Schedule 13E-3, and all other information concerning BRF and Merger Sub as reasonably requested by the Company for inclusion in the Schedule 14D-9 and the Schedule 13E-3. The Company shall cause the Schedule 14D-9 and the Schedule 13E-3 to comply in all material respects with the requirements of Applicable Law and, on the date first filed with the SEC and on the date first published, sent or given to the holders of Shares, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Company with respect to information supplied by BRF or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9 or in the Schedule 13E-3. Each of the Company, BRF and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 or the Schedule 13E-3 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and the Schedule 13E-3 and to cause the Schedule 14D-9 and the Schedule 13E-3 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by Applicable Law. BRF and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9, the Schedule 13E-3 and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the holders of Shares, and the Company shall give reasonable and good faith consideration to any comments made by BRF and its counsel. The Company shall (A) provide BRF and its counsel any written comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 or the Schedule 13E-3 promptly after the receipt of such comments (and shall give BRF and its counsel prompt telephonic notice of any oral comments received from the SEC staff), (B) provide BRF and its counsel a reasonable opportunity to review and comment upon the proposed responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof and (C) give reasonable and good faith consideration to any comments made by BRF and its counsel on any such proposed responses. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9. The Company, BRF and Merger Sub shall jointly respond promptly to any comments of the SEC or its staff with respect to the Schedule 13E-3.

(c)     Stockholder Lists. In connection with the Offer, the Company shall instruct its transfer agent to furnish to BRF and Merger Sub (x) promptly after the date of this Agreement and (y) from time to time thereafter as reasonably requested by BRF, a list of its stockholders and mailing labels containing the names and addresses of the record holders of Shares as of the most recent practicable date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as BRF may reasonably request in communicating the Offer to the holders of Shares. Subject to Applicable Law, and except for such steps as are necessary to communicate the Offer to the holders of Shares, BRF and Merger Sub and their Representatives shall (i) hold in confidence such lists, files and information and will use such information only in connection with the Offer and the Merger and (ii) if this Agreement is terminated, promptly either deliver to the Company or destroy, and shall cause their Representatives to deliver to the Company or destroy, all copies and any extracts or summaries of such information then in their possession or control and notify the Company that all such material has been so returned or destroyed.

Section 2.03.     The Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place as soon as practicable after the consummation of the Offer, subject to satisfaction or, to the extent permitted hereunder and by Applicable Law, waiver of all conditions set forth in Annex A (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder and by Applicable Law) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Sullivan & Cromwell LLP, 125 Broad St., New York, New York 10004, or remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed upon in writing by the parties hereto.

Section 2.04.     The Merger.

(a)     Effecting the Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, as promptly as practicable on the Closing Date, BRF, Merger Sub and the Company shall (i) cause a certificate of merger (the “Certificate of Merger”) to be executed and delivered to the Office of the Secretary of State of the State of Delaware (the “Delaware Secretary”) for filing in such form as required by and in accordance with the applicable provisions of the DGCL and (ii) take all other necessary or appropriate action to cause the Merger to be effected pursuant to Section 251(h) of the DGCL without the adoption of this Agreement by the stockholders of the Company. The Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL.

(b)     Effective Time. The Merger shall become effective on such date and at such time as and when the Certificate of Merger has been duly filed with the Delaware Secretary or at such later time and date as may be agreed by the parties hereto in writing and specified in the Certificate of Merger in accordance with the DGCL (such date and time, the “Effective Time”).

(c)     Surviving Corporation. At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, including Section 251(h) thereof, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall become a wholly owned Subsidiary of BRF, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(d)     Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger.

(e)     Organizational Documents of the Surviving Corporation. At the Effective Time and without any further action on the part of the Company, BRF or Merger Sub, the Company Certificate of Incorporation and the bylaws of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation, respectively, until thereafter amended in accordance with their respective terms and/or Applicable Law (but subject to Section 5.10).

(f)     Directors and Officers of the Surviving Corporation. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, or until their earlier death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

Section 2.05.     Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of BRF, Merger Sub the Company or any other Person:

(a)     except as otherwise provided in Section 2.05(b), Section 2.05(c), Section 2.05(d) or Section 2.07, each Share outstanding immediately prior to the Effective Time that is not owned by BRF or its Subsidiaries shall (i) be converted automatically into the right to receive the Per Share Amount (the “Merger Consideration”), in cash, without interest and (ii) cease to be outstanding and each holder of a certificate representing any such Shares (each, a “Certificate”) or non-certificated shares held in book-entry form (each, a “Book-Entry Share”), shall have only the right to receive the Per Share Amount with respect thereto in accordance with Section 2.06.

(b)     each Share owned by BRF or its Subsidiaries outstanding immediately prior to the Effective Time (other than Shares tendered and accepted for payment by Merger Sub in connection with the Offer), shall be canceled and cease to exist, and no payment shall be made with respect thereto and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto;

(c)     each Share owned by the Company or held in the Company’s treasury immediately prior to the Effective Time shall be canceled and cease to exist, and no payment shall be made with respect thereto and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto; and

(d)     each Share owned by any direct or indirect wholly owned Company Subsidiary immediately prior to the Effective Time (if any) shall be canceled and cease to exist, and no payment shall be made with respect thereto and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto.

Section 2.06.     Surrender and Payment.

(a)     Depository Agent, Paying Agent and Payment Fund. Prior to the expiration of the Offer, BRF shall appoint a paying agent reasonably acceptable to the Company to act as agent (the “Depository Agent”) for the holders of Shares to receive the aggregate Per Share Amount to which holders of such Shares shall become entitled pursuant to Section 2.01(d), and to act as agent (the “Paying Agent”) for the holders of Shares to receive the aggregate Merger Consideration to which holders of such Shares shall become entitled pursuant to Section 2.05(a). Promptly after the expiration of the Offer, BRF shall deposit, or shall cause to be deposited, (i) with the Depository Agent cash sufficient to make the payment of the aggregate Per Share Amount payable pursuant to Section 2.01(d) and (ii) with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.05 (together with the amount deposited pursuant to clause (i), the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the aggregate Per Share Amount in the Offer and the Merger. The Payment Fund shall be invested by the Paying Agent as directed by BRF. Any interest and other income resulting from such investment (if any) in excess of the amounts payable pursuant to Section 2.01(d) and Section 2.05(a) shall be promptly returned to BRF or the Surviving Corporation, as determined by BRF.

(b)     Procedures for Surrender. Promptly after the Effective Time, BRF shall send, or shall cause the Paying Agent to send, to each record holder of Shares (other than BRF or its Subsidiaries), at the Effective Time, in each case whose Shares were converted into the right to receive the Per Share Amount pursuant to Section 2.05(a), a letter of transmittal and instructions (which shall specify that delivery of the Shares shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the Certificates representing such Shares, effective affidavits of loss in lieu of Certificates as provided by Section 2.10, or account statements relating to the ownership of Book-Entry Shares, as applicable, to the Paying Agent and which shall be in such form and have such other provisions as BRF may reasonably specify) for use in effecting the surrender of Shares in exchange for payment of the Per Share Amount for each such Share.

(c)     Surrender of Shares. Each holder of Shares that have been converted into the right to receive the Per Share Amount pursuant to Section 2.05(a) shall be entitled to receive the Per Share Amount (i) with respect to such Shares that are represented by Certificates, promptly upon physical surrender to the Paying Agent of such Certificates (or upon delivery of effective affidavits of loss in lieu of such Certificates, as provided by Section 2.10) together with the letter of transmittal, duly completed and executed, and such other customary documents as may be reasonably required by the Paying Agent or (ii) with respect to Book-Entry Shares, upon the receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request). Until so surrendered or transferred, each such Share shall represent after the Effective Time for all purposes only the right to receive the Per Share Amount pursuant to Section 2.05(a). No interest shall be paid or accrued on the cash payable upon the surrender or transfer of Shares.

(d)     Unregistered Transferees. If any portion of the aggregate Per Share Amount to be paid in respect of any Certificate is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall either pay to the Paying Agent any transfer or other Tax required as a result of such payment being made to a Person other than the registered holder of such Certificate or otherwise establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable. Payment of the Per Share Amount with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books or ledger of the Company.

(e)     No Other Rights. The Per Share Amount paid upon the surrender or transfer of Certificates or Book-Entry Shares pursuant to Section 2.06 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate or Book-Entry Share, as applicable, and from and after the Effective Time, the Surviving Corporation shall not permit any further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, any Certificate (or any effective affidavit of loss in lieu of any Certificate, as provided by Section 2.10) or Book-Entry Share is presented to the Surviving Corporation, BRF or the Paying Agent for transfer, the holder of such Certificate (or such effective affidavit of loss in lieu of any Certificate, as provided by Section 2.10) or Book-Entry Share shall be given a copy of a letter of transmittal and instructed to comply with the instructions therein in order to receive the Per Share Amount to which such holder is entitled pursuant to this Agreement. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except to receive, upon surrender or transfer of a Certificate (including by way of presenting an effective affidavit of loss in lieu of any Certificate, as provided by Section 2.10) or Book-Entry Share pursuant to and in accordance with this Section 2.06, the Per Share Amount in respect of each Share represented thereby, except as otherwise provided herein or by Applicable Law.

(f)     Termination of the Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Shares at any time following the date that is twelve (12) months after the Effective Time shall be delivered to BRF, upon demand, and any such holder who has not exchanged Shares for the Per Share Amount in accordance with this Section 2.06 prior to that time shall, subject to abandoned property, escheat or other Applicable Laws, thereafter look only to the Surviving Corporation as general creditors thereof for payment of the Per Share Amount.

Section 2.07.     Dissenting Shares. Notwithstanding Section 2.06 or any other provision of this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand appraisal and who has properly exercised and perfected a demand for appraisal of such Shares in accordance with Section 262 of the DGCL and, as of the Effective Time, has neither effectively withdrawn nor lost such holder’s right to appraisal and payment under the DGCL with respect to such Shares (any such Shares, “Dissenting Shares”) shall not be converted into a right to receive the Per Share Amount but instead shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares; provided, that, if, after the Effective Time, such holder fails to perfect, withdraws, waives or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall immediately cease to be Dissenting Shares and shall be treated as if they had been Shares converted as of the Effective Time into the right to receive the Per Share Amount in accordance with Section 2.05(a), without interest thereon, upon surrender of such Shares in accordance with Section 2.06(c). The Company shall provide BRF and Merger Sub with prompt written notice of any demands received by the Company for appraisal of any Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relates to such demand, and BRF and Merger Sub shall have the opportunity and right to direct, and the Company shall have the opportunity and right to participate in, all negotiations and proceedings with respect to such demands. Except with the prior written consent of BRF, or if required by Applicable Law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.08.     Treatment of Company Equity Awards.

(a)     Company RSUs. At the Effective Time, each Company RSU that is outstanding, whether vested or unvested, immediately prior to the Effective Time shall, automatically and without action by the holder of such Company RSU, be cancelled as of the Effective Time and immediately converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock underlying such Company RSU multiplied by (ii) the Per Share Amount (the “Company RSU Consideration”). BRF shall cause the Surviving Corporation to pay through the payroll of the Surviving Corporation to each holder of such Company RSU the Company RSU Consideration, less any required withholding Taxes, within five (5) Business Days following the Closing; provided that to the extent payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payments shall be made on the earliest date that payment would not trigger such Tax or penalty.

(b)     Company PSUs. At the Effective Time, each Company PSU that is outstanding, whether vested or unvested, immediately prior to the Effective Time shall, automatically and without action by the holder of such Company PSU, be cancelled as of the Effective Time and immediately converted into the right to receive an amount in cash, without interest, equal to the product of (i) the full number of shares of Company Common Stock underlying such Company PSU multiplied by (ii) the Per Share Amount (the “Company PSU Consideration”). BRF shall cause the Surviving Corporation to pay through the payroll of the Surviving Corporation to each holder of such Company PSU the Company PSU Consideration, less any required withholding Taxes, within five (5) Business Days following the Closing.

(c)     Company Stock Options. At the Effective Time, each Company Stock Option that is outstanding, whether vested or unvested, immediately prior to the Effective Time shall, automatically and without action by the holder of such Company Stock Option, be cancelled as of the Effective Time and immediately converted into the right to receive an amount in cash, without interest, equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option multiplied by (ii) the excess, if any, of (A) the Per Share Amount over (B) the exercise price per share of Company Common Stock of such Company Stock Option, which payment less any required withholding Taxes BRF shall cause the Surviving Corporation to pay through the payroll of the Surviving Corporation to the holders thereof within five (5) Business Days following the Closing. For the avoidance of doubt, any Company Stock Option which has an exercise price per share of Company Common Stock that is greater than or equal to the Per Share Amount shall be cancelled at the Effective Time for no consideration or payment.

(d)     At or prior to the consummation of the Offer, the Company, the Company Board and the Compensation Committee of the Company Board, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.08. The Company shall take all actions necessary to ensure that from and after the Closing, none of BRF, Merger Sub or the Surviving Corporation will be required to deliver Shares or other capital stock to any Person pursuant to or in settlement of Company RSUs or Company PSUs.

Section 2.09.     Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, consolidation, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or similar transaction, all references herein to a specified number of shares affected thereby, and any calculations that are based upon such numbers of shares affected thereby, including the Per Share Amount, the Merger Consideration and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted.

Section 2.10.     Withholding Rights. Notwithstanding any other provision of this Agreement, each of BRF, Merger Sub and the Company shall be entitled (i) to deduct and withhold (or cause to be deducted or withheld) from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted or withheld from such payment under any provision of any applicable Tax law and (ii) to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from any Person to whom a payment is required to be made pursuant to this Agreement. To the extent that amounts are so deducted and withheld by BRF, Merger Sub or the Company, as the case may be, such amounts shall (i) be paid to the appropriate Taxing Authorities and (ii) to the extent paid to the appropriate Taxing Authorities, be treated for all purposes of this Agreement as having been paid to the Person in respect of which BRF, Merger Sub or the Company, as the case may be, made such deduction and withholding.

Section 2.11.     No Liability. None of BRF, Merger Sub, the Company, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or other Applicable Laws. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.12.     Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of such fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by BRF or the Paying Agent, the posting by such Person of a bond, in such customary amount as BRF or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Per Share Amount to be paid in respect of the Shares formerly represented by such Certificate, as contemplated under this Article 2.

Section 2.13.     Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall be made thereafter. If, after the Effective Time, any Certificate or acceptable evidence of a Book-Entry Share is presented to the Surviving Corporation, BRF or the Paying Agent for transfer, it shall be cancelled and exchanged for the Per Share Amount to which the holder thereof is entitled to receive as a result of the Merger pursuant to this Article 2.

Article 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed with the SEC on or after January 1, 2020 and prior to the date of this Agreement (other than as set forth in the forward-looking statements or the “risk factors” contained therein or other disclosures that are predictive, cautionary or forward-looking in nature) or (b) as set forth in the Company Disclosure Letter (each section or subsection of which qualifies the correspondingly numbered and lettered representation and warranty in this Article 3 and the representations and warranties in such other applicable sections or subsections of this Agreement to the extent that the disclosure on its face is reasonably apparent upon reading the disclosure contained in such section or subsection of the Company Disclosure Letter that such disclosure is responsive to such other numbered and lettered Section or subsection of this Article 3) delivered by the Company to BRF and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to BRF and Merger Sub as follows:

Section 3.01.     Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Applicable Law of the State of Delaware. The Company has all requisite power and authority required to carry on its business conducted as of the date of this Agreement. The Company is duly licensed and qualified to do business as a foreign corporation and is in good standing (to the extent a concept of “good standing” is applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so licensed, qualified or in good standing have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company has all requisite power and authority required to own, lease and operate the assets and properties that it purports to own, lease and operate, except where any failure thereof has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.02.     Organizational Documents. The Organizational Documents that are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020 are true, correct and complete copies of the Organizational Documents of the Company as of the date of this Agreement, and contain and reflect any and all amendments thereto, and (i) the Organizational Documents of the Company are in full force and effect and (ii) the Company is not in violation of any provision of such Organizational Documents.

Section 3.03.     Corporate Authorization.

(a)     Authority; Enforceability. (i) The Company has all requisite power and authority to enter into this Agreement and the Termination Agreement and to consummate the Transactions and (ii) the execution, delivery and performance by the Company of this Agreement and the Termination Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary action on the part of the Company, subject, in the case of the Merger, to the filing with the Delaware Secretary of the Certificate of Merger in accordance with the DGCL. The Company has duly executed and delivered this Agreement and the Termination Agreement, and, assuming due authorization, execution and delivery by BRF and Merger Sub, this Agreement and the Termination Agreement constitute valid and binding agreements of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general principles of equity (the “Bankruptcy and Equity Exceptions”).

(b)     Special Committee Review, Company Board Approval and Board Recommendation. The Special Committee, established by the Company Board and duly delegated with the authority to review, evaluate, negotiate, recommend or not recommend this Agreement and the Transactions, including the Offer and the Merger, has recommended that the Company Board approve and declare advisable, fair to and in the best interests of the Company and its stockholders (other than holders of the BRF Shares) this Agreement and the Transactions, including the Offer and the Merger. At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present and voting in favor, and acting on the recommendation of the Special Committee, the Company Board duly and unanimously adopted resolutions (which, as of the execution and delivery of this Agreement by the parties hereto, have not been rescinded, modified or withdrawn in any way) (i) declaring that this Agreement and the Transactions, including the Offer and the Merger, are advisable and in the best interests of the Company and the Company’s stockholders (other than holders of the BRF Shares), (ii) approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth herein, (iii) determining to recommend that the stockholders of the Company (other than BRF or its Subsidiaries) accept the Offer and tender their Shares to Merger Sub pursuant to the Offer, (iv) taking all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other Applicable Law with respect to a “moratorium,” “control share acquisition,” “business combination,” “fair price” or other forms of anti-takeover laws or regulations that may purport to be applicable, will not apply to the Company with respect to or as a result of this Agreement or the Transactions, including the Offer and the Merger and (v) agreeing and authorizing that the Merger be governed by Section 251(h) of the DGCL and consummated as soon as practicable following the consummation of the Offer (the matters described in clauses (i) through (v), the “Board Recommendation”). Assuming the Merger is effected under Section 251(h) of the DGCL, no vote of the holders of Company Common Stock or any other equity interests of the Company is required to adopt this Agreement or to approve and consummate the Transactions.

Section 3.04.     Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the Termination Agreement and the consummation by the Company of the Transactions require no action by or in respect of, consent, waiver, approval, authorization or Permit from or filing with or notification to, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary and appropriate corresponding documents with the appropriate authorities of any other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filing with the SEC of (A) the Offer Documents, the Schedule 14D-9 and the Schedule 13E-3 and (B) any other filings and reports that may be required in connection with this Agreement and the Termination Agreement and the Transactions under the Exchange Act, (iii) compliance with any rule or regulation of Nasdaq or FINRA and (iv) any other actions by or in respect of, consent, approval, authorization, or Permit from or filing with or notification to, any Governmental Authority, the absence of which has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.05.     Non-contravention. The execution, delivery and performance by the Company of this Agreement and the Termination Agreement and the consummation by the Company of the Transactions do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the Organizational Documents of the Company, (ii) assuming compliance with the matters referred to in Section 3.04, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (iii) other than as specified in Section 5.15, require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a default under, or result in the termination or cancellation of, or give to others any right to receive any payment, right to purchase (including any right of first refusal or right of first offer or the like) or any right of termination, vesting, amendment, modification, acceleration (including any acceleration payments) or cancellation (in each case, with or without notice or lapse of time or both) under any Specified Contract to which the Company or any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected or any Permits affecting, or relating in any way to, the property, assets or business of the Company or any of the Company Subsidiaries or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any rights, property or asset of the Company or any of the Company Subsidiaries, with such exceptions, in the case of each of clauses (ii), (iii) and (iv), as have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.06.     Capitalization.

(a)     The authorized capital stock of the Company consists of (i) 75,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $.01 per share (the “Company Preferred Stock”). The rights and privileges of the Company Common Stock and the Company Preferred Stock are as set forth in the Company’s Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary on February 1, 2017 (the “Company Certificate of Incorporation”). At the close of business on January 8, 2021 (the “Capitalization Date”), (i) 13,765,304 Shares were issued, (ii) 13,765,304 Shares were outstanding, (iii) no Shares were held by the Company in its treasury, (iv) Company PSUs with respect to an aggregate of 2,301,859 Shares (based on the total number of units awarded under each grant) were issued and outstanding, (v) Company RSUs with respect to an aggregate of 1,023,983 Shares were issued and outstanding, (vi) no shares of Company Preferred Stock were issued and outstanding or held by the Company in treasury, (vii) 269,200 Company Stock Options were issued and outstanding and (viii) 5,398,907 Company Warrants were issued and outstanding. All outstanding shares of capital stock of the Company have been, and all Shares that may be issued pursuant to any Company Stock Plan or the Company Warrants will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive or similar rights. No Subsidiary of the Company owns any shares of capital stock of the Company. As of the Capitalization Date, 3,563,284 Shares were reserved for issuance pursuant to the Company Stock Plans.

(b)     The Company has Made Available to BRF, as of the Capitalization Date, a complete and correct list of all Company RSUs, Company PSUs and Company Stock Options, including the number of Shares subject to such award, the name or employee identification number of the holder thereof, and the exercise price, if applicable. The Company stock plans set forth on Section 3.06(b) of the Company Disclosure Letter (the “Company Stock Plans”) are the only plans or programs the Company or any of the Company Subsidiaries maintains under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity and equity-based awards are outstanding and no awards other than Company RSUs, Company PSUs and Company Stock Options have been granted under any Company Stock Plans or otherwise.

(c)     Except as set forth in this Section 3.06 and for changes since the Capitalization Date resulting from the settlement of Company RSUs or Company PSUs outstanding on such date or the exercise of Company Warrants outstanding on such date, there are, as of the date of this Agreement, no outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company or the Company Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests of the Company or any of the Company Subsidiaries, (iii) options, warrants, calls or other rights or arrangements to acquire from the Company or any of the Company Subsidiaries, or other obligations or commitments of the Company or any of the Company Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company or any of the Company Subsidiaries, (iv) restricted shares, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company or any of the Company Subsidiaries (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of the Company Subsidiaries or (vi) contractual obligations or commitments of any character (whether contingent or otherwise) restricting the transfer of, or requiring the registration for sale of, granting any preemptive or anti-dilution rights with respect to or requiring the repurchase, redemption, disposition or acquisition, or containing any right of first refusal with respect to any shares of capital stock or Indebtedness of the Company or any of the Company Subsidiaries. There are no outstanding obligations or commitments of any character of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities or any of the capital stock of the Company Subsidiaries. No Company Subsidiary owns any Company Securities.

(d)     Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company RSUs, Company PSUs, Company Stock Options and Company Warrants, convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

Section 3.07.     Subsidiaries.

(a)     Subsidiary Capital Stock. Neither the Company nor any of the Company Subsidiaries, (i) owns, directly or indirectly, or has the right to acquire pursuant to any Contract or upon the conversion or exchange of any security, any share capital of, or any partnership interests, joint venture or other equity ownership interest of any nature in, any other Person, other than the Company or the Company Subsidiaries or (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution or loan to any other Person. All outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company Subsidiaries have been duly authorized and validly issued and are fully paid, nonassessable and are not subject to and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right, and all such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens or limitations or restrictions on transfer (other than pursuant to Applicable Law) or voting rights. Any dissolution by the Company of any Person which was formerly a Company Subsidiary and which the Company dissolved prior to the date of this Agreement was performed in compliance in all material respects with all Applicable Law.

(b)     Organization; Qualification. Section 3.07(b) of the Company Disclosure Letter identifies each Company Subsidiary and indicates its jurisdiction of organization. Each Company Subsidiary is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing (to the extent a concept of “good standing” is applicable) under the laws of its jurisdiction of incorporation or organization and has full corporate or other organizational power and authority required to own, lease and operate the assets and properties that it purports to own, lease and operate and to carry on its business as now conducted, except where any failure thereof has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Each such Company Subsidiary is duly qualified to do business and is in good standing (to the extent a concept of “good standing” is applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.08.     SEC Filings and the Sarbanes-Oxley Act.

(a)     Since January 1, 2018, the Company has timely filed with or furnished to the SEC (subject to extensions pursuant to Exchange Act Rule 12b-25) each report, statement, schedule, form, certification or other document (including exhibits and all other information incorporated therein) or filing required by Applicable Law to be filed with or furnished by the Company to the SEC (the documents referred to in this Section 3.08(a), as they may have been supplemented, modified or amended since the initial filing date and together with all exhibits thereto and information incorporated by reference therein, the “Company SEC Documents”). The Company has Made Available to BRF true, correct and complete unredacted copies of all documents filed as exhibits to the Company SEC Documents filed on or after January 1, 2018 and prior to the date of this Agreement that were the subject of a request to the staff of the SEC for confidential treatment. No Company Subsidiary is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b)     As of its filing date (or, if amended, supplemented, modified or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder applicable to those Company SEC Documents.

(c)     As of its filing date (or, if amended, supplemented, modified or superseded by another filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document filed on or prior to the date hereof did not, and, subject to the accuracy of the representations and warranties set forth in Section 4.05, each Company SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made (in the case of any such Company SEC Document that is not a registration statement), not misleading.

(d)     There are no outstanding or unresolved comments in comment letters received by the Company from the SEC with respect to the Company SEC Documents and, to the Company’s Knowledge, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(e)     Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)).

(f)     With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q (and any amendments to such Form 10-K or 10-Q) included in the Company SEC Documents, the Chief Executive Officer and Chief Financial Officer of the Company have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and (A) the statements contained in any such certifications were complete and correct and (B) such certification complied with the applicable provisions of the Sarbanes-Oxley Act, in each case, in all material respects as of their respective dates. The Company has not received written notice from the SEC challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date of this Agreement. The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq.

Section 3.09.     Financial Statements; Internal Controls.

(a)     The Financial Statements (i) complied as to form with the published rules and regulations of the SEC applicable thereto, as of the filing date with the SEC, in all material respects, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows of the Company and its Subsidiaries as of the dates or for the periods presented therein.

(b)     The Company maintains, and since January 1, 2018 has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Financial Statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Board of Directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended September 30, 2020, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, that assessment concluded that those controls were effective and disclosed to the Company’s independent public accounting firm and audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since September 30, 2018, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of such internal control over financial reporting utilized by the Company that would reasonably be expected to be adverse to the Company’s ability to record, process, summarize and report financial information and any fraud, whether or not material, that involves management or other employees of the Company and its Subsidiaries who have a significant role in the Company’s internal control over financial reporting.

(c)     The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are designed to provide reasonable assurance that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d)     Since January 1, 2018, the Company has not received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

Section 3.10.     Disclosure Documents. No information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Schedule 13E-3, or contained in any document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated by the Company to the Company’s stockholders in connection with the Offer (other than any information supplied by BRF or Merger Sub), will, at the time such document is filed with the SEC, at any time it is amended or supplemented and at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are being made, not misleading. The Schedule 14D-9, the Schedule 13E-3 and each document required to be filed by the Company with the SEC in connection with the Offer will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by BRF or Merger Sub in writing for inclusion or incorporation by reference in the Schedule 14D-9 or in the Schedule 13E-3.

Section 3.11.     Absence of Certain Changes. Since the Audited Balance Sheet Date and through the date of this Agreement, (a) the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course of business consistent with past practice (except with respect to this Agreement and discussions, negotiations and transactions related thereto), (b) there has not been any action taken by any of the Company and its Subsidiaries that, if taken during the Pre-Closing Period without BRF’s consent, would constitute a breach of any of clauses (x)-(xvi), (xviii) or (xx)-(xxii) of Section 5.01(b) and (c) there has not been any Effect that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

Section 3.12.     No Undisclosed Liabilities. The Company and its Subsidiaries do not have any Liabilities, except for: (a) Liabilities disclosed, reflected or reserved against in the Financial Statements or the notes thereto included in the Company SEC Documents filed prior to the date of this Agreement; (b) Liabilities incurred in connection with the Transactions; (c) Liabilities for performance of obligations of the Company and its Subsidiaries under Contracts binding upon the Company or any Company Subsidiary (other than resulting from any breach or acceleration thereof) Made Available to BRF or Contracts (other than Specified Contracts) entered into in the ordinary course of business since the Audited Balance Sheet Date; (d) Liabilities incurred in the ordinary course of business since the Audited Balance Sheet Date; and (e) Liabilities that have not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

Section 3.13.     Litigation. As of the date hereof, (a) there is no Proceeding pending (with respect to which the Company has received notice) against or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries or any of their respective properties or assets and (b) neither the Company nor any of the Company Subsidiaries is subject to any Order and, to the Company’s Knowledge, no such Order is threatened to be imposed, except which, in the case of either of clauses (a) or (b), has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

Section 3.14.     Compliance with Applicable Law.

(a)     Since January 1, 2018, the Company and each of the Company Subsidiaries are and have been in compliance with all Applicable Law and Orders, except where any instances of non-compliance have not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2018, neither the Company nor any of the Company Subsidiaries has received any written notice (i) of, or to Company’s Knowledge, any other communication regarding any Proceeding by any Governmental Authority relating to any alleged violation of Applicable Law or any Order by the Company or any of the Company Subsidiaries or (ii) of, or to the Company’s Knowledge, any other communication from any Governmental Authority alleging that the Company or any of the Company Subsidiaries are not in compliance with any Applicable Law or Order, in either case, except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

(b)     Except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, (i) each of the Company and each Company Subsidiary has in effect all Permits necessary for it to lawfully own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted and (ii) to the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in any right of termination, amendment, cancellation, revocation, suspension or limitation of any Permit and there have occurred no defaults (with or without notice or lapse of time or both) under, or violations of, Permits.

(c)     The Company and each of its Subsidiaries and each of their employees or independent contractors have obtained and are in compliance in all material respects with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders, permissions, qualifications, designations and declarations issued or granted by a Governmental Authority, including the SEC, FINRA, the Commodity Futures Trading Commission, the Securities Investor Protection Corporation, the Municipal Securities Rulemaking Board, the National Futures Association, any SROs and any state or local securities commissions (“Licenses”) necessary to conduct their respective businesses as presently conducted, except for any failure to have obtained or to be in compliance with any License that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as would not reasonably be expected to have a Company Material Adverse Effect, no Licenses shall cease to be effective as a result of the consummation of the Transactions, including the Offer and the Merger.

Section 3.15.     Anticorruption Matters. None of the Company or its Subsidiaries nor to the Company’s Knowledge any of their respective officers, employees, contractors, representatives or agents (in each case, acting in the capacity of an employee or representative of the Company or any Company Subsidiary) has directly or indirectly (a) used any funds (whether of the Company or its Subsidiaries or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or accepted such payment or (c) violated any provision of any Anticorruption Laws or any rules or regulations promulgated thereunder or any anti-money laundering laws or any rules or regulations promulgated thereunder or any Applicable Law of similar effect, except, in each case, as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

Section 3.16.     Specified Contracts.

(a)     As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act that has not been so filed.

(b)     Except as the same has been filed as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, Section 3.16(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of:

(i)     each loan and credit agreement, note, debenture, bond, indenture and other similar Contract pursuant to which Indebtedness of the Company or any of the Company Subsidiaries is outstanding or may be incurred in an amount in excess of $250,000, other than any such Contract between or among any of the Company and any of the Company Subsidiaries;

(ii)     each Contract to which the Company or any of the Company Subsidiaries is a party entered into since January 1, 2018 or with respect to which the Company or any of the Company Subsidiaries has any continuing material obligations, in each case, relating to the acquisition or disposition by the Company or any of the Company Subsidiaries of properties or assets for, in each case, aggregate consideration of more than $250,000, except for acquisitions and dispositions of properties and assets in the ordinary course of business;

(iii)     each Contract that grants to any person any option, right of first offer or right of first refusal or similar right to purchase, lease, sublease, license, use, possess or occupy any securities, assets or other interest of the Company or any of the Company Subsidiaries;

(iv)     each Contract of the Company or any of the Company Subsidiaries that establishes a partnership, joint venture or similar arrangement;

(v)     each Contract for the sale of products or services to any Governmental Authority;

(vi)     any clearing arrangements or other Contract with any clearing agents or brokers or for correspondent clearing, payment and settlement activities;

(vii)     any selling, distribution, dealer, product or marketing Contracts or similar commission-based Contracts with Third Parties, or any Contracts with broker-dealers (or associated persons thereof, as defined in the Exchange Act), except for any such Contract entered into in the ordinary course of business;

(viii)     any settlement or conciliation agreement with any Person (including any Governmental Authority) entered into since January 1, 2018;

(ix)     any non-competition Contract or other Contract that (A) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Closing Date, BRF or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business, (B) would require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Closing Date, BRF or its Subsidiaries, (C) grants “most favored nation” status that, following the Closing Date, would apply to BRF or its Subsidiaries, including the Company and its Subsidiaries or (D) prohibits or limits the rights of the Company or any of its Subsidiaries to make, sell or distribute any products or services, or use, transfer, license, distribute or enforce any of their respective Intellectual Property;

(x)     any Contract providing for payments to be made by the Company or its Subsidiaries, or any acceleration of rights or similar matters, upon a change in control;

(xi)     any Contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares of any of their respective Affiliates, on the other hand, excluding any such Contracts related to employment, or employee compensation or benefits; or

(xii)     any Contract not otherwise included in clauses (i) through (xi) of Section 3.16(b) that involves payments to or by the Company or any of its Subsidiaries of an amount reasonably expected to exceed $250,000 pursuant to such Contract, excluding any such Contracts related to employment, or employee compensation or benefits.

Each Contract of the type described in this Section 3.16(b) is referred to herein as a “Specified Contract.” As of the date of this Agreement, the Company has Made Available to BRF true and complete copies of each Specified Contract, together with all modifications and amendments thereto. There are no oral Specified Contracts.

(c)     Each Specified Contract is in full force and effect and is a valid and binding agreement enforceable against the Company or any of the Company Subsidiaries party thereto and, to the Company’s Knowledge, any other party thereto in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions, except where the failure of such Contract to be valid, binding, enforceable or in full force and effect, has not been, and would not reasonably be expected to be, material to the Company or its Subsidiaries, taken as a whole. None of the Company nor any of the Company Subsidiaries party to any Specified Contract is in breach of or default under, or as of the date of this Agreement has provided or received any written notice of any intention to terminate or seek renegotiation of, any Specified Contract, and as of the date hereof and to the Company’s Knowledge, no other party to any Specified Contract is in breach of or default under, or has provided or received any written notice of any intention to terminate or seek renegotiation of, any Specified Contract, except in each case as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. To the Company’s Knowledge, no event or circumstance has occurred that, with or without notice or lapse of time or both, would (i) constitute a breach of or event of default by the Company, (ii) result in a right of termination, modification or renegotiation for the counterparty or (iii) cause or permit the acceleration of or other changes to any right of the counterparty or obligation of the Company under any Specified Contract, except, in the case of clauses (i), (ii) and (iii), as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

Section 3.17.     Taxes.

(a)     (i) The Company and each of the Company Subsidiaries have filed all Tax Returns required by Applicable Law to be filed by the Company or any of the Company Subsidiaries with any Taxing Authority when due (taking into account any available extensions) and in accordance with all Applicable Law; (ii) all such Tax Returns are accurate and complete in all respects; and (iii) the Company and each of the Company Subsidiaries have paid or withheld (or have had paid or withheld on their behalf) all Taxes required to be paid or withheld (whether or not shown on any Tax Return); except in each case of clauses (i), (ii) and (iii) with respect to matters for which adequate reserves, in accordance with GAAP, have been reflected in the Financial Statements;

(b)     neither the Company nor any of the Company Subsidiaries (i) has requested, granted or agreed to any extension or waiver of the statute of limitations period applicable to any Tax Return of the Company or any of the Company Subsidiaries (whether or not filed), which period (after giving effect to such extension or waiver) has not yet expired or (ii) has executed or filed any power of attorney with respect to Taxes which will be in effect after the Closing;

(c)     (i) no deficiencies for Taxes with respect to the Company or any of the Company Subsidiaries have been claimed, proposed or assessed in writing or, to the Company’s Knowledge, otherwise, by any Taxing Authority; (ii) there is no Proceeding in progress, pending or threatened in writing against or with respect to the Company or any of the Company Subsidiaries in respect of any Tax; and (iii) no claim has been made in writing or, to the Company’s Knowledge, otherwise, by a Taxing Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation or required to file Tax Returns in that jurisdiction;

(d)     there are no Liens for Taxes on any assets of the Company or any of the Company Subsidiaries, other than Permitted Liens;

(e)     neither the Company nor any of the Company Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign law);

(f)     (i) neither the Company nor any of the Company Subsidiaries is or has ever been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) or any group that has filed a combined, consolidated or unitary Tax Return (other than a group of which the Company and/or any Company Subsidiary is or was the common parent) and (ii) neither the Company nor any Company Subsidiary has any liability for the Taxes of any Person (other than the Company or the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax law), as a transferee or successor, or by Contract;

(g)     neither the Company nor any of the Company Subsidiaries (i) has applied for, been granted or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Tax law) in any taxable period (or portion thereof) ending after the Closing Date or (ii) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) an installment sale or open transaction disposition made on or prior to the Closing Date, (B) a gain recognition agreement or closing agreement under Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date, or (C) an election pursuant to Section 108(i) of the Code made effective on or prior to the Closing Date;

(h)     there are no Tax sharing agreements or similar arrangements, including Tax indemnity arrangements (other than commercial agreements or arrangements not primarily related to Taxes and entered into in the ordinary course of business) with respect to or involving the Company or any of the Company Subsidiaries, other than, in each case, any agreement or arrangement exclusively between or among the Company and the Company Subsidiaries;

(i)     none of the Company or any of the Company Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. law) that occurred during the two (2)-year period ending on the date hereof;

(j)     neither the Company nor any of the Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and

(k)     in the preceding five (5) years, neither the Company nor any of the Company Subsidiaries has applied for a ruling or determination from a Taxing Authority regarding a past or prospective transaction, and neither the Company nor any of the Company Subsidiaries has received a ruling or determination issued by a Taxing Authority that is anticipated to control a Tax Return filed by the Company or a Company Subsidiary for which the period of limitations on assessments remains open.

Section 3.18.     Company Employee Plans.

(a)     Section 3.18(a) of the Company Disclosure Letter contains a correct and complete list of each material Company Employee Plan.

(b)     With respect to each material Company Employee Plan, the Company has Made Available to BRF, to the extent applicable, accurate and complete copies of (i) the Company Employee Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (ii) a written description of such Company Employee Plan if such plan is not set forth in a written document, (iii) the most recently prepared actuarial report, (iv) the most recent summary plan description together with any summaries of all material modifications thereto, (v) the most recent annual reports on Form 5500 (including all schedules and financial statements attached thereto), (vi) the most recent IRS determination or opinion letter and (vii) all material correspondence to or from any Governmental Authority received in the last three (3) years with respect to any Company Employee Plan.

(c)     Each Company Employee Plan (including any related trusts) has been established, operated and administered in all material respects in compliance with its terms and Applicable Laws, including ERISA and the Code, all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Employee Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and there are no pending or, to the Company’s Knowledge, threatened claims (other than routine claims for benefits) or proceedings by a Governmental Authority by, on behalf of or against any Company Employee Plan or any trust related thereto which could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.

(d)     Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and, to the Company’s Knowledge, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Employee Plan. Neither the Company nor any Subsidiary thereof has engaged in a transaction in connection with which the Company or any Subsidiary reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(e)     Neither the Company nor any Subsidiary thereof has in the last six (6) years maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including through any ERISA Affiliate) under a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. Neither the Company nor any Subsidiary thereof has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including through any ERISA Affiliate) under, any “multiemployer plans” within the meaning of Section 3(37) of ERISA in the last six (6) years. No Company Employee Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(f)     Neither the execution and delivery of this Agreement nor the consummation of the Transactions, including the Offer and the Merger, could, either alone or in combination with another event, (1) entitle any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries to severance pay or any material increase in severance pay, (2) other than pursuant to Section 2.08 and Section 5.13(c), accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, or (3) otherwise give rise to any material liability under any Company Employee Plan.

(g)     Neither the execution and delivery of this Agreement nor the consummation of the Transactions, including the Offer and the Merger, contemplated by this Agreement could, either alone or in combination with another event, result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(h)     Neither the Company nor any Subsidiary has any obligation to provide, and no Company Employee Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(i)     No Company Employee Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Company or any of its Subsidiaries who reside or work outside the United States.

Section 3.19.     Labor Matters.

(a)     Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or like organization and, to the Company’s Knowledge, there are no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company or any of its Subsidiaries.

(b)     There is no strike, lockout, slowdown, work stoppage, unfair labor practice or other labor dispute, or arbitration or grievance pending or, to the Company’s Knowledge, threatened. Each of the Company and its Subsidiaries is in compliance with all applicable Laws respecting labor, employment and employment practices, including relating to wage and hour, overtime exemption classification, independent contractor classification, collective bargaining, anti-discrimination, harassment and retaliation, civil rights, equal employment opportunity, immigration, pay equity, safety and health, workers’ compensation, expense reimbursements, leaves of absence, disability accommodation, paid time off, wage statement and notice obligations, incentive compensation, premium pay, employee records retention, background checks, drug screens, and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq. and the regulations promulgated thereunder and any similar state or local law, except for any failure to be in compliance would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.20.     Environmental Matters. Except for any such matter has not had, and would not reasonably be expected to have, a Company Material Adverse Effect: (i) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws; (ii) no property currently or formerly owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings and surface and subsurface structures) is contaminated with any Hazardous Substance; (iii) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any Third-Party property; (iv) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (v) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction, settlement or other agreement with any Governmental Authority or any indemnity or other agreement with any Third Party relating to liabilities or obligations under any Environmental Law; (vi) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use or transfer of any property pursuant to any Environmental Law; and (vii) the Company has delivered to BRF, prior to the date of this Agreement, copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to Company or its Subsidiaries or their respective current and former properties or operations.

Section 3.21.     Intellectual Property.

(a)     The Company and its Subsidiaries own or have sufficient, valid and enforceable rights to use all Intellectual Property Rights material to the conduct of their respective businesses as currently conducted, all of which rights shall survive the consummation of the transactions contemplated by this Agreement unchanged.

(b)     Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, all Intellectual Property Rights that are owned by the Company and its Subsidiaries are subsisting, valid and enforceable, and are not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s or its Subsidiaries’ ownership or use of, or rights in or to, any such Intellectual Property Rights.

(c)     There are no material claims pending, and there have been no material claims in the three-year (3) period prior to the date of this Agreement (i) contesting or challenging the use, validity, enforceability or ownership of any Intellectual Property Rights material to the Company’s or any of its Subsidiaries’ respective businesses that are owned or purported to be owned by the Company or any of its Subsidiaries, (ii) alleging that the Company or any of its Subsidiaries or any of their respective products or services is infringing, misappropriating or otherwise violating the Intellectual Property Rights of any Person, whether directly or indirectly, or (iii) against any Person alleging infringement, misappropriation or other violation of any Intellectual Property Rights held by the Company or any of its Subsidiaries, whether directly or indirectly.

(d)     To the Company’s Knowledge, the conduct of the respective businesses of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated in the three-year (3) period prior to the date of this Agreement, any Intellectual Property Rights of any Third Party, in each case, except to the extent such infringement, misappropriation or other violation has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(e)     Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to or is otherwise bound by any Contract pursuant to which (i) any license, covenant not to sue, release, waiver, option or other right is granted under any Intellectual Property Rights owned by the Company or any of its Subsidiaries, (ii) any Person has granted any license, covenant not to sue, release, waiver, option or other right under any Intellectual Property Rights to the Company or any of its Subsidiaries, or (iii) the Company or any of its Subsidiaries has assigned or agreed to assign any Intellectual Property Rights to any Person, except in the case of clauses (i) or (ii), other than non-exclusive licenses granted in the ordinary course of business pursuant to standard terms.

(f)     The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by the Company and its Subsidiaries, and to the Company’s Knowledge, such Trade Secrets have not been used or disclosed to any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.

Section 3.22.     Broker Dealer Matters.

(a)     National Securities Corporation and Winslow, Evans & Crocker, Inc. (each, a “Broker-Dealer Subsidiary”) is and has been at all times since January 1, 2018, duly registered under the Exchange Act as a broker-dealer with the SEC and is, and has been since January 1, 2018, in compliance in all material respects with the applicable provisions of the Exchange Act and the rules promulgated thereunder applicable to broker-dealers, including all net capital requirements and requirements related to the protection of customer funds and securities. Each Broker-Dealer Subsidiary is, and has been at all times since January 1, 2018, a member organization in good standing of FINRA and each SRO of which it at any time was required to be a member, and is, and has been at all times since January 1, 2018, in compliance in all material respects with all applicable rules and regulations of FINRA and any other SRO of which it was required to be a member, as well as with the terms of its membership agreement with FINRA and any applicable SRO. The Company has Made Available to BRF prior to the date of this Agreement a current version of each Broker-Dealer Subsidiary’s membership agreement with FINRA, and FINRA has not notified the Company or either Broker-Dealer Subsidiary since January 1, 2018 of any intent to terminate or modify such membership agreement. Each Broker-Dealer Subsidiary is duly registered as a broker-dealer under, and in compliance with, the Applicable Laws of all jurisdictions in which it is required to be so registered.

(b)     Each Broker-Dealer Subsidiary’s officers, employees and independent contractors who are required to be registered, licensed or qualified with any Governmental Authority as a registered principal, registered representative or salesperson is duly and properly registered, licensed or qualified as such and such Licenses are in full force and effect, or are in the process of being registered as such within the time periods required by Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Neither the Broker-Dealer Subsidiaries nor any respective “associated person” (within the meaning of the Exchange Act) of either Broker-Dealer Subsidiary is ineligible or disqualified pursuant to Section 15(b) of the Exchange Act to act as a broker-dealer or as an “associated person” of a registered broker-dealer, and neither the Broker-Dealer Subsidiaries nor any respective “associated person” of either Broker-Dealer Subsidiary is disqualified from being an “associated person” of such Broker-Dealer Subsidiary under FINRA’s bylaws or rules. There is no civil or administrative action pending or, to the Company’s Knowledge, threatened that, if resolved adversely to either Broker-Dealer Subsidiary or its respective “associated persons,” would result in such Broker-Dealer Subsidiary or any such “associated person” from becoming subject to a statutory disqualification under the Exchange Act.

(c)     Neither Broker-Dealer Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, or is party to any written agreement, consent agreement or memorandum of understanding with, or is party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or since January 1, 2018 has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted a board or manager resolution at the request or suggestion of, any regulatory authority or other Governmental Authority that restricts the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, a “Regulatory Agreement”). Neither Broker-Dealer Subsidiary has been advised in writing since January 1, 2018 by any Governmental Authority that it is considering issuing or requesting any such Regulatory Agreement.

(d)     Since January 1, 2018, each Broker-Dealer Subsidiary has timely filed all reports, registrations, declarations, notices, statements and other filings (including FOCUS reports), together with any amendments required to be made with respect thereto, that were required to be filed with any Governmental Authority (including the SEC and FINRA), including all reports, registrations, declarations, notices, statements and filings required under the Exchange Act, except for such filings which the failure to make or to make timely has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. As of their respective dates, all such reports, registrations, declarations, notices, statements and other filings complied in all material respects with the Laws enforced or promulgated by the Governmental Authority with which they were filed. Except for normal examinations conducted by an SRO in the regular course of the business of each Broker-Dealer Subsidiary, no Governmental Authority or SRO has initiated since January 1, 2018 any proceeding or investigation into the business or operations of such Broker-Dealer Subsidiary or, to the Company’s Knowledge, any of such Broker-Dealer Subsidiary’s employees, agents, brokers or representatives. There is no unresolved violation, criticism or exception by any SRO with respect to any report or statement relating to any examination of either Broker-Dealer Subsidiary, other than any such violations, criticisms or exceptions that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(e)     Each Broker-Dealer Subsidiary is not subject to any Order prohibiting it from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security.

(f)     The Company has Made Available to BRF prior to the date of this Agreement a true and correct copy of each Broker-Dealer Subsidiary’s Uniform Application for Broker-Dealer Registration on Form BD, reflecting all amendments thereto filed with the Central Registration Depository of FINRA between January 1, 2018 and the date of this Agreement (each, a “Form BD”).

(g)     The Company has Made Available to BRF prior to the date of this Agreement true and correct copies of all examination reports with respect to any examination of the Company or any of its Subsidiaries conducted by any Governmental Authority or SRO since January 1, 2018. Any issues raised with respect to examination reports with respect to any examination of the Company or any of its Subsidiaries conducted by any Governmental Authority prior to such date have been addressed and fully and finally resolved, other than any such issues that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(h)     Each Broker-Dealer Subsidiary has adopted and implemented written policies and procedures that are reasonably designed to comply with Applicable Law.

(i)     None of the activities of either Broker-Dealer Subsidiary requires such Broker-Dealer Subsidiary to be registered as an exchange or transfer agent, a clearing agency, an alternative trading system, a government securities dealer, a commodity trading advisor or commodity pool operator.

(j)     Neither Broker-Dealer Subsidiary is required to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

(k)     To the Company’s Knowledge, there are no facts or circumstances that, individually or in the aggregate, would reasonably be expected to (i) cause FINRA to not approve the Transactions or (ii) cause FINRA, the SEC or any SRO to revoke or restrict in any material respect the License of either Broker-Dealer Subsidiary to operate as a broker-dealer as a result of the consummation of the Transactions, including the Offer and the Merger.

Section 3.23.     Investment Adviser Matters

(a)     National Asset Management, Inc. and Winslow Wealth Management, LLC (each, an “Adviser”) are, and have at all applicable times been, duly registered as investment advisers under the Advisers Act or any other Applicable Law. Each Adviser is, and has been at all applicable times, in compliance in all material respects with the Advisers Act and the rules thereunder. The Company has Made Available to BRF prior to the date of this Agreement a current version of each Adviser’s most recently filed Form ADV and each such Form ADV is in compliance in all material respects with the applicable requirements of the Advisers Act, and does not contain any untrue statement of a material fact (as of the time of filing of such Form ADV) or omit to state a material fact required to be stated therein. Other than the Advisers, no Subsidiary of the Company (i) provides investment advisory or investment management services to any Person (except to the extent any Broker-Dealer subsidiary provides services that are solely incidental to the conduct of such Broker-Dealer Subsidiary’s business as a broker or dealer and where such Broker-Dealer Subsidiary receives no special compensation in accordance with Section 202(a)(11)(C) of the Advisers Act) or (ii) is or has been required to be registered, licensed or qualified as an investment adviser (including as a “relying adviser”) under the Advisers Act or any other Applicable Law. Neither Adviser nor any Person “associated” (as defined in the Advisers Act) with any Adviser is ineligible or disqualified pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser, and there is no Proceeding pending with, or to the Company’s Knowledge, threatened in writing by, any Governmental Authority, in each case which would reasonably be expected to become the basis for any such ineligibility or disqualification.

(b)     To the extent required by Applicable Law, each Adviser has adopted and implemented (i) a written anti-money laundering program as part of its compliance manual and written customer identification programs that comply with Applicable Law, and has complied in all material respects with the terms of such anti-money laundering and customer identification programs, (ii) a written code of ethics and policies and procedures that comply in all material respects with Section 204A of the Advisers Act and Rule 204A-1 thereunder and (iii) compliance policies and procedures pursuant to Rule 206(4)-7 under the Advisers Act. Since January 1, 2018, there have been no material violations or, to the Company’s Knowledge, allegations of material violations of any such compliance programs, policies or procedures.

(c)     Each Adviser has maintained and preserved books and records that comply in all material respects with Section 204 of the Advisers Act.

(d)     The Company (i) has Made Available to BRF full and complete copies of each form of investment advisory contract currently being provided to prospective investment advisory clients as of the date hereof and (ii) has at all times been in compliance in all material respects with the terms of each investment advisory contract to which an Adviser is a party, and no event has occurred or condition exists that constitutes, or with notice or the passage of time will constitute, an event of default under such investment advisory contract by the applicable Adviser or, to the Company’s Knowledge, any counterparty thereto. Each such investment advisory contract or other written instructions, restrictions or guidelines given to current or prospective investment advisory clients complies with the restrictions set forth in Section 205 of the Advisers Act in all material respects.

(e)     The Company has Made Available to BRF true and complete copies of any written notification or written communication, including deficiency letters and inspection reports or similar documents, furnished to any Adviser by any Governmental Authority since January 1, 2018 and such Adviser’s responses thereto.

Section 3.24.     Sanctions Laws.

(a)     Since January 1, 2018, neither the Company and its Subsidiaries nor any of their Representatives or any other Person acting for or on behalf of the Company or its Subsidiaries has been in violation of or has been or was charged by any Governmental Authority with or made any voluntary disclosure or paid any fine or penalty to any Governmental Authority concerning, or, to the Company’s Knowledge, has been investigated for, a violation of any Sanctions Laws except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. There are not as of the date hereof nor since January 1, 2018 have there been any Proceedings, allegations, investigations or inquiries pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries concerning any violations or alleged violations of any Sanctions Law. The Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with all applicable Sanctions Laws.

(b)     None of the Company or its Subsidiaries, nor any director or officer of the Company or any Company Subsidiary, is a Sanctioned Person. To the Company’s Knowledge, no Sanctioned Person or group of Sanctioned Persons beneficially owns more than five percent (5%) of the Company.

(c)     To the Company’s Knowledge, since January 1, 2018, none of the Company or its Subsidiaries has had, directly or indirectly, any transactions with or investments in any Sanctioned Person or Sanctioned Country.

Section 3.25.     Brokers’ Fees. Except for Keefe, Bruyette & Woods, Inc., copies of whose engagement agreements (and all indemnification and other agreements related to such engagements) have been Made Available to BRF, no investment banker, broker, finder or other financial agent or intermediary is entitled to any financial advisory, banking, broker’s, finder’s or similar fee or commission, in the case of each of the foregoing, in connection with this Agreement based upon arrangements made by or on behalf of the Company or any of the Company Subsidiaries.

Section 3.26.     Opinion of Financial Advisor. The Special Committee has received the opinion of Keefe, Bruyette & Woods, Inc. to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications, assumptions and conditions set forth therein, the Per Share Amount to be received by the holders of Shares (other than BRF, Merger Sub and their respective Affiliates and other than any Dissenting Shares) in the Offer and the Merger, taken together, is fair, from a financial point of view, to such holders (other than Management Holders, BRF, Merger Sub and their respective Affiliates). A signed copy of such opinion shall be delivered to BRF as soon as practicable following the execution and delivery of this Agreement for information purposes only.

Section 3.27.     Paycheck Protection Program. The Company and each of its Subsidiaries has complied in all material respects with all applicable requirements under the CARES Act and all applicable requirements under the Small Business Act, including the legal requirements thereunder applicable to the PPP Loans (the “Applicable PPP Laws”), in applying for, calculating the permitted amount of, receiving and using the funds borrowed under the PPP Loans. All funds borrowed under the PPP Loans have been used solely for approved purposes in accordance with the Applicable PPP Laws. Other than the PPP Loans, the Company and its Subsidiaries have not incurred any Indebtedness pursuant to the Applicable PPP Laws.

Section 3.28.     No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 3, none of the Company or any of its Affiliates nor any other Person on behalf of any of them is making or has made any express or implied representation or warranties of any kind or nature whatsoever, including with respect to the Company, the Company Subsidiaries or their respective businesses or with respect to any other information provided, or Made Available, to BRF, Merger Sub or their respective Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof and the Company hereby expressly disclaims any such other representations and warranties. The Company acknowledges and agrees that, except for the representations and warranties made by BRF and Merger Sub in this Agreement, none of BRF, Merger Sub or any other Person is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of BRF, Merger Sub or any of their Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding BRF, Merger Sub or any of their Subsidiaries or any other matter furnished or provided to the Company or Made Available to the Company or its Representatives in any management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. The Company is not relying upon and specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that BRF, Merger Sub and their Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

Article 4

REPRESENTATIONS AND WARRANTIES OF BRF AND MERGER SUB

Each of BRF and Merger Sub hereby represents and warrants to the Company as follows:

Section 4.01.     Corporate Existence and Power. Each of BRF and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Applicable Law of the State of Delaware. Each of BRF and Merger Sub is duly qualified to do business in each other jurisdiction where such qualification is necessary for it to carry on its business as now conducted, except where the failure to be so qualified would not result in a BRF Material Adverse Effect.

Section 4.02.     Authorization; Enforceability. Each of BRF and Merger Sub has all requisite power and authority to enter into this Agreement and to consummate the Transactions, and BRF has all requisite power and authority to enter into the Termination Agreement. The execution, delivery and performance by BRF and Merger Sub of this Agreement and by BRF of the Termination Agreement and the consummation by BRF and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of BRF and Merger Sub. Each of BRF and Merger Sub has duly executed and delivered this Agreement, and BRF has duly executed the Termination Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of BRF and Merger Sub, and the Termination Agreement constitutes a valid and binding agreement of BRF, enforceable against each such Person (as applicable) in accordance with their respective terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.

Section 4.03.     Governmental Authorization. The execution, delivery and performance by BRF and Merger Sub of this Agreement and by BRF of the Termination Agreement and the consummation by BRF and Merger Sub of the Transactions require no action by or in respect of, consent, waiver, approval, authorization or Permit from, or filing with or notification to, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary, (ii) the filing with the SEC of (A) the Offer Documents and the Schedule 13E-3 and (B) any other filings and reports that may be required in connection with this Agreement and the Termination Agreement and the Transactions under the Exchange Act, (iii) compliance with any rule or regulation of the Nasdaq Global Market or FINRA and (iv) any other actions by or in respect of, consent, approval, authorization or Permit from or filing with or notification to, any Governmental Authority, the absence of which has not had, and would not reasonably be expected to have, a BRF Material Adverse Effect.

Section 4.04.     Non-contravention. The execution, delivery and performance by BRF and Merger Sub of this Agreement and by BRF of the Termination Agreement and the consummation by BRF and Merger Sub of the Transactions do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the Organizational Documents of BRF or Merger Sub, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under, or result in termination or cancellation or give to others any right of termination, vesting, amendment, acceleration or cancellation (in each case, with or without notice or lapse of time or both) of any Contract to which BRF, Merger Sub or any other Subsidiary of BRF is a party, or by which they or any of their respective properties or assets may be bound or affected, with such exceptions, in the case of each of clauses (ii) and (iii) above, as would not have a BRF Material Adverse Effect.

Section 4.05.     Disclosure Documents. No information supplied or to be supplied by BRF or Merger Sub specifically for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Schedule 13E-3, or contained in any document required to be filed by BRF or Merger Sub with the SEC or required to be distributed or otherwise disseminated by BRF or Merger Sub to the Company’s stockholders in connection with the Offer (other than any information supplied by the Company), will, at the time such document is first filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are being made, not misleading. The Offer Documents and each document required to be filed by BRF or Merger Sub with the SEC in connection with the Offer will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by BRF or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing for inclusion or incorporation by reference in the Offer Documents.

Section 4.06.     Litigation. As of the date of this Agreement, (a) there is no Proceeding pending (with respect to which BRF has received notice) against or, to the knowledge of BRF, threatened against, BRF or any of its Subsidiaries and (b) neither BRF nor any of its Subsidiaries is subject to any outstanding Order, which, in either case, has had or if resolved adversely would have a BRF Material Adverse Effect.

Section 4.07.     Available Funds. BRF and Merger Sub have access to, and at all times through the consummation of the Offer and the Effective Time will have access to, all funds necessary for the payment of the aggregate Per Share Amount, as the case may be, as provided in Article 2 and sufficient for the satisfaction of all of BRF’s and Merger Sub’s other obligations under this Agreement.

Section 4.08.     Broker’s Fees. Except for Persons, if any, whose fees and expenses shall be paid by BRF or one of its Affiliates, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of BRF, Merger Sub or any of their respective Subsidiaries.

Section 4.09.     No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 4, none of BRF, Merger Sub or any of their Affiliates nor any other Person on behalf of any of them is making or has made any express or implied representation or warranties of any kind or nature whatsoever, including with respect to BRF, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to the Company, the Company Subsidiaries or any of their respective Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof, and BRF and Merger Sub hereby expressly disclaim any such other representations or warranties. BRF and Merger Sub acknowledge and agree that, except for the representations and warranties made by the Company in this Agreement (as qualified by the applicable items disclosed in the Company Disclosure Letter), neither the Company nor any other Company Related Party is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of the Company or any of the Company Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or any of the Company Subsidiaries or any other matter furnished or provided to BRF or Merger Sub or Made Available to BRF, Merger Sub or their Representatives in any management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. BRF and Merger Sub are not relying and specifically disclaim that they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person, and acknowledge and agree that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. BRF and Merger Sub have conducted their own independent investigation of the Company and its Subsidiaries and the Transactions and have had an opportunity to discuss and ask questions regarding the Company’s and its Subsidiaries’ businesses with the management of the Company.

Article 5

COVENANTS

Section 5.01.     Conduct of the Company.

(a)     During the period commencing on the date of this Agreement and ending on the earlier of the termination of this Agreement in accordance with Article 7 and the Effective Time (the “Pre-Closing Period”), except for matters (w) set forth in Section 5.01 of the Company Disclosure Letter, (x) required by Applicable Law or by Specified Contracts in effect on the date of this Agreement and Made Available to BRF, (y) expressly required or permitted by this Agreement or (z) undertaken with the prior written consent of BRF (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the ordinary course of business consistent in all material respects with past practice and use its respective commercially reasonable efforts to (i) preserve intact the material aspects of its business organizations and relationships with Third Parties, and (ii) keep available the services of its officers and key employees of the Company and its Subsidiaries; provided, however, that no action permitted to be taken by the Company or any Company Subsidiary under clauses (i) through (xxii) of Section 5.01(b) without BRF’s consent shall be deemed a breach of the preceding sentence unless such action would constitute a breach of such specific provision.

(b)     Without limiting the generality of the foregoing in Section 5.01(a) and except for matters (w) set forth in Section 5.01 of the Company Disclosure Letter, (x) required by Applicable Law or by Specified Contracts in effect on the date of this Agreement and Made Available to BRF, (y) expressly required or permitted by this Agreement or (z) undertaken with the prior written consent of BRF (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, nor shall it permit any of the Company Subsidiaries to:

(i)     amend the Organizational Documents of the Company or the Organizational Documents of any of the Company Subsidiaries (whether by merger, consolidation or otherwise);

(ii)     issue, sell, grant, pledge, transfer, lease, dispose of, grant any Lien or otherwise enter into any Contract or other agreement with respect to the Company Securities or any other capital stock of the Company or any capital stock of the Company Subsidiaries, or grant any options, warrants or other rights to acquire or any such capital stock or other interest in or any instrument convertible into or exchangeable or exercisable for any such capital stock or other interest, other than the issuance of shares of Company Common Stock upon the settlement of Company RSUs or Company PSUs or the exercise of the Company Stock Options or the Company Warrants outstanding as of the date of this Agreement in accordance with the terms of the applicable Company Stock Plan as in effect on the date of this Agreement;

(iii)     except in connection with actions permitted by Section 5.02 hereof, take any action to exempt any Person from, or permit any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to the Company with respect to an Acquisition Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for BRF, Merger Sub or any of their respective Subsidiaries or Affiliates, or the Transactions;

(iv)     adopt any plan of merger, consolidation, reorganization, liquidation or dissolution of the Company or any of the Company Subsidiaries, file a petition in bankruptcy under any provisions of federal or state bankruptcy Applicable Law on behalf of the Company or any of the Company Subsidiaries or consent to the filing of any bankruptcy petition against the Company or any of the Company Subsidiaries under any similar Applicable Law;

(v)     create any Subsidiary of the Company or any of the Company Subsidiaries that is not directly or indirectly wholly owned by the Company;

(vi)     (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution on or in respect of (whether in cash, stock, property or otherwise) the Company’s or any of the Company Subsidiaries’ capital stock or other securities (other than dividends to the Company or from one of the wholly owned Company Subsidiaries) or (B) redeem, repurchase or otherwise reacquire (or offer to redeem, repurchase or otherwise reacquire), split, combine or reclassify any Company Securities or capital stock of the Company or any of the Company Subsidiaries, or otherwise change the capital structure of the Company or any of the Company Subsidiaries, other than (1) any repurchases pursuant to the Company’s or any of the Company Subsidiaries’ right (under written commitments in effect as of the date hereof) to purchase Company Securities or capital stock of the Company or any of the Company Subsidiaries held by an officer or other employee, or individual who is an independent contractor, consultant or director, of or to the Company or any of the Company Subsidiaries, but only upon termination of such Person’s employment or engagement by the Company, (2) for purposes of effecting a net share withholding in connection with the vesting of any Company RSUs, Company PSUs, Company Stock Options or Company Warrants in satisfaction of any required tax withholdings, (3) between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries or (4) payments to the former owners of the equity of Company Subsidiaries pursuant to acquisition Contracts entered into prior to the date hereof;

(vii)     make any material changes in any accounting methods, principles or practices, in each case, except as required by a change in GAAP;

(viii)     other than in the ordinary course of business: (A) accelerate, terminate or consent to the termination of, cancel, amend in any material respect, grant a waiver of any material right under or otherwise modify in any material respect any Specified Contract or any Contract that would constitute a Specified Contract if in effect as of the date of this Agreement; or (B) enter into any Contract that would constitute a Specified Contract if in effect as of the date of this Agreement;

(ix)     make any capital expenditure other than capital expenditures that are for a commitment of no more than $250,000 in the aggregate over a period of any two (2) fiscal years and are incurred in the ordinary course of business consistent with past practice;

(x)     repurchase, prepay, incur, assume or guarantee any Indebtedness to any Person, issue or sell any debt securities of the Company or any of the Company Subsidiaries or guarantee any debt securities of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than (A) any such transactions between the Company and one of its wholly owned Subsidiaries or (B) in connection with securities lending in the ordinary course of business or capital markets transactions in the ordinary course of business and not in excess of $500,000;

(xi)     grant or suffer to exist any Liens on any properties or assets of the Company or any of the Company Subsidiaries that are material to the Company or any Company Subsidiary, other than Permitted Liens;

(xii)     make any capital investment in or loan or advance to, or forgive any loan to, any other Person except (A) loans, capital contributions, advances or investments between the Company and any wholly owned Company Subsidiary or between wholly owned Company Subsidiaries, (B) advances to employees and consultants for travel and other business-related expenses in the ordinary course of business consistent with past practices and in compliance with the Company’s policies related thereto and (C) in connection with securities lending in the ordinary course of business or capital markets transactions in the ordinary course of business and not in excess of $500,000;

(xiii)     other than in the ordinary course of business or with respect to Intellectual Property rights of the Company and its Subsidiaries, sell, lease, sublease, license, sublicense, abandon, waive, relinquish, transfer, pledge, abandon, assign, swap, mortgage, hypothecate or otherwise dispose of any of the assets, properties or rights of the Company or any of the Company Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole;

(xiv)     purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), (A) any corporation, partnership, other business organization or division thereof or any other business or all or substantially all of the assets of any Person (other than reorganizations solely among wholly owned Subsidiaries of the Company) or (B) any assets, real property, securities, properties, interests or businesses from any Person (except for a wholly owned Company Subsidiary);

(xv)     enter into a new line of business or abandon or discontinue any existing line of business;

(xvi)     settle, pay, discharge or satisfy any Proceeding (or agree to do any of the foregoing), other than any settlement, payment, discharge or satisfaction that (A) does not relate to any Transaction Litigation (with respect to which any settlements, releases, waivers or compromises shall be subject to Section 5.06) and (B) (1) either (x) results solely in a monetary obligation involving only the payment of monies by the Company and/or the Company Subsidiaries of not more than $50,000 individually for any such Proceeding (excluding any settlements made under the following clause (y)), or (y) results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, the Company or any Company Subsidiary and the payment of monies by the Company and its Subsidiaries that are not more than $50,000 individually (not funded by an indemnity obligation or through insurance policies) and (2) does not involve any admission of guilt or impose any restrictions or limitations upon the operations or business of or other conduct remedy or injunctive relief applicable to the Company or any of the Company Subsidiaries, whether before, on or after the Closing;

(xvii)     except as required by the terms of any Company Employee Plan as in effect as of the date of this Agreement, (A) increase the compensation or consulting fees, bonus opportunity, pension, welfare, fringe or other benefits, severance or termination pay payable by the Company or any of the Company Subsidiaries to current or former directors, officers, employees, consultants or independent contractors, (B) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, other than amendments made to Company Employee Plans in the ordinary course of business that do not materially increase costs, (C) grant or amend any equity or equity-based awards, (D) hire any officer, employee, independent contractor or consultant, other than individuals with an annual base salary or expected annual base compensation less than $150,000 or hire more than five (5) officers, employees, independent contractors or consultants in the aggregate or (E) other than in the ordinary course of business consistent with past practice for Company Employees who are not directors or executive officers, terminate the employment or services (other than for cause) of any officer, employee, independent contractor or consultant with an annual base salary or expected annual base compensation more than $150,000;

(xviii)     become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xix)     make, rescind or change any material Tax election, settle or compromise any claim relating to a material amount of Taxes, waive or extend the statute of limitations in respect of a material amount of Taxes, enter into any closing agreement with respect to a material amount of Taxes, amend any Tax Return relating to a material amount of Taxes or make any material change in any of the methods, principles or practices used by it for Tax accounting;

(xx)     take any action that would result in a material diminution of the net capital of a Broker-Dealer Subsidiary not in the ordinary course of business consistent with past practice or a failure to comply with the net capital requirements of the SEC, FINRA and any SRO applicable to any Broker-Dealer Subsidiary;

(xxi)     fail to duly and timely file all material reports and other material documents required to be filed with FINRA, the SEC or any other Governmental Authority or SRO, subject to extensions permitted by Applicable Law;

(xxii)     enter into any settlement or other agreement with the SEC, FINRA or any other Governmental Authority or SRO applicable to any Broker-Dealer Subsidiary, whether or not such settlement or agreement results in a monetary obligation by such Broker-Dealer Subsidiary;

(xxiii)     enter into any material transaction or Contract with any Affiliate, holder of five percent (5%) or more of the Shares, or any director or executive officer of the Company or any of the Company Subsidiaries or enter into any other material transaction or Contract with any other Person that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K under the Exchange Act; or

(xxiv)     authorize any of, or agree or commit to take, any of the actions described in the foregoing clauses (i) through (xxiii) of this Section 5.01(b).

(c)     Notwithstanding anything to the contrary in this Section 5.01, the parties hereto acknowledge and agree that nothing contained in this Agreement shall give BRF or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the consummation of the Offer. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision over its operations.

Section 5.02.     Acquisition Proposals; Change in Recommendation.

(a)     Except as permitted by this Section 5.02, during the Pre-Closing Period, the Company and its Subsidiaries and their respective directors and officers shall not, and shall not authorize their other Representatives to, and shall direct them not to: (i) initiate, solicit, propose, knowingly induce or knowingly encourage or knowingly facilitate the making of any Acquisition Proposal, (ii) other than informing Third Parties of the existence of the provisions contained in this Section 5.02, engage in, continue or otherwise participate in negotiations or discussions with, or furnish any non-public information (or access thereto) concerning the Company or any of the Company Subsidiaries to, any Third Party in connection with, or for the purpose of knowingly encouraging or knowingly facilitating, an Acquisition Proposal, (iii) recommend or enter into any Contract, letter of intent, acquisition agreement, agreement in principle, memorandum of understanding or similar agreement with respect to any Acquisition Proposal or (iv) approve, authorize or agree to do any of the foregoing. Promptly following the execution of this Agreement, and in any event within one (1) Business Day of the date of this Agreement, the Company and its Subsidiaries shall, and shall direct their respective Representatives to, (A) cease and cause to be terminated any solicitation and any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal and (B) terminate access by any Third Party to any physical or electronic data room relating to any potential Acquisition Transaction. Notwithstanding anything in this Agreement to the contrary, the Company shall be permitted to grant waivers of, and not enforce, any standstill provision or similar provision that has the effect of prohibiting the counterparty thereto from making an Acquisition Proposal to the Special Committee or the Company Board to the extent that the Special Committee or the Company Board determines in good faith that the failure to grant such waiver or to not enforce such provision would reasonably be expected to constitute a breach of the Special Committee’s or the Company Board’s respective fiduciary duties under Applicable Law.

(b)     Notwithstanding anything to the contrary contained in this Agreement, if, prior to the consummation of the Offer, the Company receives a bona fide written Acquisition Proposal (which Acquisition Proposal was made after the date of this Agreement and did not result from a material breach of this Section 5.02), and the Special Committee or the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, then the Company and its Representatives may: (i) furnish any information with respect to the Company and its Subsidiaries and access thereto to any Third Party making such Acquisition Proposal (and its Representatives and financing sources); provided that (A) prior to furnishing any such information, the Company receives from such Third Party an executed Acceptable Confidentiality Agreement and (B) any such non-public information so furnished has been previously provided or Made Available to BRF or is provided or Made Available to BRF promptly (and in any event no later than twenty-four (24) hours) after it is so furnished to such Third Party or (ii) participate or engage in negotiations or discussions with the Third Party making such Acquisition Proposal and its Representatives and financing sources regarding such Acquisition Proposal.

(c)     Except as set forth in this Section 5.02 (including subsections (d), (e) and (g)), neither the Company Board nor the Special Committee shall (i) (A) withdraw (or modify, amend or qualify in a manner adverse to BRF or Merger Sub), or propose publicly to withdraw (or modify, amend or qualify in a manner adverse to BRF or Merger Sub), the Board Recommendation or the Special Committee Recommendation, (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal or (C) fail to include the Board Recommendation or the Special Committee Recommendation in the Schedule 14D-9 or the Schedule 13E-3 when disseminated to the Company’s stockholders (any action described in this clause (i) being referred to as a “Change in Recommendation”) or (ii) approve, recommend, declare advisable or enter into any Contract, letter of intent, acquisition agreement, agreement in principle, memorandum of understanding or similar agreement with respect to any Acquisition Proposal, other than an Acceptable Confidentiality Agreement (an “Alternative Acquisition Agreement”).

(d)     Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the consummation of the Offer, the Company Board or the Special Committee may make a Change in Recommendation in response to an Intervening Event if (i) the Special Committee or the Company Board determines in good faith, after consultation with its respective outside legal counsel, that the failure to make a Change in Recommendation would reasonably be expected to constitute a breach of the Special Committee’s or the Company Board’s respective fiduciary duties under Applicable Law, and (ii) (A) the Company shall have provided BRF at least four (4) Business Days’ prior written notice (provided that such notice shall not constitute a Change in Recommendation) advising BRF that the Company intends to make a Change in Recommendation (and specifying, in reasonable detail, the Intervening Event), provided that BRF shall be required to keep all such information confidential in accordance with the terms of the Confidentiality Agreement, and (B):

(1)     during such four (4) Business Day period, if requested by BRF in good faith, the Company and its Representatives shall negotiate with BRF regarding any changes to the terms of this Agreement and any other proposals made by BRF so that a failure to effect a Change in Recommendation would no longer constitute a breach of the Company Board’s fiduciary duties under Applicable Law; and

(2)     following such four (4) Business Day period, the Special Committee or the Company Board shall have determined in good faith (after consultation with its outside legal counsel and, as to financial matters, its financial advisors) that the failure to recommend or make a Change in Recommendation in response to such Intervening Event would reasonably be expected to constitute a breach of the Special Committee’s or the Company Board’s respective fiduciary duties under Applicable Law.

In the event of any material change in any event, occurrence or fact relating to such Intervening Event to the detriment of the Company stockholders (other than BRF or its Subsidiaries) from a financial point of view (other than in respect of any revisions proposed or proposals made by BRF as referred to above), a new notice shall be required from the Company pursuant to Section 5.02(d)(2), except that the references to four (4) Business Days in this Section 5.02(d) shall be deemed to be three (3) Business Days, and the provisions of this Section 5.02(d) shall otherwise apply to the Intervening Event as modified thereby.

(e)     Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the consummation of the Offer if, in response to a bona fide written Acquisition Proposal made by a Third Party after the date of this Agreement which does not arise from a material breach of this Section 5.02 and has not been withdrawn, the Special Committee or the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure to cause to be taken an action set forth in the following clause (x) or clause (y) would reasonably be expected to constitute a breach of the Special Committee’s or the Company Board’s respective fiduciary duties under Applicable Law, then (x) the Special Committee or the Company Board may make a Change in Recommendation or (y) the Company (subject to the approval of the Special Committee) may terminate this Agreement pursuant to Section 7.01(d)(i) in order to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided that in either such case (A) the Company shall have provided to BRF four (4) Business Days’ prior written notice (the “Superior Proposal Notice”) (provided that such notice shall not constitute a Change in Recommendation) advising BRF that the Company intends to take such action (and specifying, in reasonable detail, the material terms and conditions of any such Superior Proposal, including the identity of the Third Party making any such Superior Proposal) and providing BRF with a complete copy of any written request, proposal or offer, including any proposed Alternative Acquisition Agreement, and any other documents containing the material terms of such Superior Proposal; provided that BRF shall be required to keep all such documents and their terms confidential in accordance with the terms of the Confidentiality Agreement, and (B):

(1)     during such four (4) Business Day period, if requested by BRF in good faith, the Company and its Representatives shall negotiate with BRF regarding changes to the terms of this Agreement and any other proposals made by BRF intended by BRF to cause such Acquisition Proposal to no longer constitute a Superior Proposal; and

(2)     following such four (4) Business Day period, the Special Committee or the Company Board shall have determined in good faith (after consultation with its outside legal counsel and, as to financial matters, its financial advisors) that (x) such Acquisition Proposal continues to constitute a Superior Proposal, and (y) the failure to make the Change in Recommendation or to terminate this Agreement (subject to the approval of the Special Committee) pursuant to Section 7.01(d)(i) would reasonably be expected to constitute a breach of the Special Committee’s or the Company Board’s respective fiduciary duties under Applicable Law.

Any material revisions to such Acquisition Proposal to the detriment of the Company stockholders (other than BRF or its Subsidiaries) from a financial point of view shall constitute a new Acquisition Proposal and shall in each case require the Company to deliver to BRF a new Superior Proposal Notice, except that the references to four (4) Business Days in this Section 5.02(e) shall be deemed to be three (3) Business Days.

(f)     During the Pre-Closing Period, the Company shall promptly (and in any event no later than twenty-four (24) hours after receipt) advise BRF orally or in writing in the event that the Company receives any Acquisition Proposal and in connection with such notice provide to BRF the material terms and conditions of any such Acquisition Proposal (including the identity of the Third Party making any such Acquisition Proposal). During the Pre-Closing Period, the Company shall (i) keep BRF reasonably informed of the status, material details and material terms of any such Acquisition Proposal (including, prior to initially furnishing any information or to commencing any discussions or negotiations pursuant to Section 5.02(b), advising BRF of any determination by the Special Committee or the Company Board pursuant to Section 5.02(b)) and any discussions and negotiations concerning the material terms and conditions thereof and (ii) promptly provide to BRF (and in any event no later than twenty-four (24) hours after receipt or delivery thereof) any written proposal, indication of interest (or amendment thereto) or any other written material that constitutes an Acquisition Proposal (or amendment thereto) including copies of any proposed Alternative Acquisition Agreements and any other material agreements (or drafts thereof) and any financing commitments related thereto.

(g)     Nothing contained in this Agreement shall prohibit the Company and the Company Board, directly or indirectly, through their respective Representatives, from (i) taking and disclosing to the stockholders of the Company any position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any disclosure to the stockholders of the Company that the Company has determined in good faith (after consultation with its outside legal counsel) that it is required by Applicable Law; provided that this Section 5.02(g) shall not be deemed to permit the Company Board to make a Change in Recommendation except to the extent permitted by Section 5.02(d)–(e); provided, further, that nothing in this Section 5.02 shall prohibit the Company from contacting and engaging in a discussion with any Person or group or its respective Representatives who have made an Acquisition Proposal solely for the purpose of clarifying such Acquisition Proposal and the terms thereof provided the Company promptly provides BRF with a reasonably detailed summary of such discussion.

Section 5.03.     Access to Information. Upon reasonable notice to the Company, the Company and its Subsidiaries shall, and shall cause their respective officers, directors, employees and other Representatives to, afford BRF’s and Merger Sub’s officers and BRF’s and Merger Sub’s other authorized Representatives reasonable access as reasonably requested by BRF, during normal business hours throughout the Pre-Closing Period, to their respective Representatives, officers, employees, properties, facilities, books, Contracts, records (including Tax Returns), reports, correspondence and any other documents and information of the Company and its Subsidiaries that is in the possession, custody or control of any of the Company and its Subsidiaries or their respective Representatives (whether in physical or electronic form) and shall furnish BRF and Merger Sub all financial, operating and other data and information, in each case, as BRF and Merger Sub through their officers, employees or other Representatives, may reasonably request; provided, however, that any such access shall be conducted in such a manner as not to unreasonably interfere with the normal operation of the business of the Company and its Subsidiaries. Nothing in this Agreement shall require any of the Company and its Subsidiaries to disclose any information to BRF to the extent such disclosure would, in the Company’s reasonable discretion, (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any Applicable Law or binding confidentiality obligation of the Company or any Company Subsidiary or its Affiliate, provided that the Company has used reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Applicable Law or obligation.

Section 5.04.     Obligations of BRF. BRF shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions, including the Offer and the Merger, on the terms and conditions set forth in this Agreement.

Section 5.05.     Government and Regulatory Filings.

(a)     Subject to the terms and conditions of this Agreement, including the proviso to the first sentence of Section 5.05(d), the Company and BRF shall (and shall cause their respective Subsidiaries to) each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under Applicable Law to (i) obtain all necessary actions, waivers, registrations, permits, authorizations, orders, consents and approvals from Governmental Authorities, the expiry or early termination of any applicable waiting periods, and make all necessary registrations and filings (including, if required by FINRA, an application with FINRA in the form FINRA requires to obtain FINRA’s approval of Merger Sub as a new, indirect owner of each Broker-Dealer Subsidiary (the “FINRA Approval”) and any other applicable filings with Governmental Authorities) and take all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, in order to consummate the Transactions as promptly as practicable and in any event prior to the End Date and (ii) deliver required notices or any necessary additional instruments to, and obtain required consents, waivers or any additional instruments necessary from, Third Parties in order to consummate the Transactions as promptly as practicable and in any event prior to the End Date.

(b)     In furtherance and not in limitation of the undertakings pursuant to this Section 5.05, each of BRF and the Company shall (i) prepare and file any notification and report forms and related material required under any applicable Antitrust Laws with respect to the Transactions (if any), and any additional filings or notifications and related material that are necessary, proper or advisable to permit consummation of the Transactions, as promptly as reasonably practicable, (ii) provide or cause to be provided as promptly as reasonably practicable any information and documentary material that may be requested by any Governmental Authorities under applicable Antitrust Laws (if any) and (iii) promptly take such actions as are necessary or advisable to obtain prompt expiration or termination of any applicable waiting period or other approval of consummation of the Transactions by any applicable Governmental Authorities.

(c)     Subject to Applicable Law, the Company and BRF and their respective counsel shall (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private person, (ii) have the right to review in advance, and to the extent practicable each shall consult the other on, any material filing made with, or written materials to be submitted to, any Governmental Authority in connection with the Transactions and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) promptly inform each other of any material communication (or any other material correspondence or memoranda) received from or given to any applicable Governmental Authority and (iv) promptly furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the Transactions. In furtherance of the foregoing, the Company and BRF each shall (with respect to any in-person discussion or meeting), and shall to the extent practicable (with respect to any telephonic discussion or meeting), provide the other party and its counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the Transactions; provided that each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials (including correspondence) submitted to, any Third Party and/or any Governmental Authority in connection with any governmental inquiry, investigation or proceeding with respect to the Transactions. The Company and BRF may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.05 as “Antitrust Counsel Only Material.” Notwithstanding anything to the contrary in this Section 5.05, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and its Subsidiaries and as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(d)     In furtherance of the undertakings of BRF pursuant to Section 5.05(a) and Section 5.05(b), but subject to the proviso to this sentence, BRF shall take, or cause to be taken, any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority or any other Person so as to enable the parties hereto to consummate the Transactions as promptly as practicable, and in any event prior to the End Date; provided that, notwithstanding the foregoing provisions of this Section 5.05(d) or any other provision of this Agreement, in no event shall BRF or any of its Subsidiaries be required (i) to agree to (nor shall the Company or any Company Subsidiaries be permitted to agree unless BRF so directs them (and they shall, if BRF so directs, agree to, provided such agreements are conditioned upon the Closing)) any action, concession or undertaking, unless such action, concession or undertaking is conditioned on the Closing, (ii) to effect or offer or commit to effect any sale, divestiture, license or other disposition of any assets, properties or businesses or (iii) to commence litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any Proceeding by a Governmental Authority or any other Person under Antitrust Laws.

(e)     Notwithstanding the foregoing, BRF shall following consultation with the Company and after considering the Company’s views in good faith, and subject to BRF’s and Merger Sub’s obligations under this Section 5.05, direct and control all aspects of the parties’ efforts with respect to applicable Antitrust Laws with respect to the Transactions, and the Company shall cooperate in good faith with BRF and Merger Sub in the parties’ efforts to obtain any clearance, approval, waiver or expiry or early termination of any applicable waiting periods with respect to any Antitrust Laws; provided that each of the parties shall (i) have the right to review in advance, and to the extent practicable each will consult with the other on, all the information relating to the other party and its respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials (including correspondence) submitted to, any Third Party and/or any Governmental Authority in connection with any governmental inquiry, investigation or proceeding with respect to the Transactions, (ii) promptly inform each other of any material communication (or any other material correspondence or memoranda) received from or given to any applicable Governmental Authority and (iii) promptly furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiary, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the Transactions. The parties shall (with respect to any in-person discussion or meeting), and shall to the extent practicable (with respect to any telephonic discussion or meeting), provide the other party and its counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the Transactions.

Section 5.06.     Transaction Litigation. During the Pre-Closing Period, the Company shall control the defense of any Transaction Litigation; provided, that the Company shall promptly notify BRF in writing of any such Transaction Litigation. The Company shall (a) give BRF the right to review and comment on all material filings or responses to be made by the Company and shall discuss in advance any material discussions or communications proposed to be held by the Company with any Third Party in connection with any such Transaction Litigation (and the Company shall in good faith consider any comments or feedback provided by BRF), and the opportunity at its expense to participate in the defense and settlement of, any such Transaction Litigation and (b) if BRF does not exercise such right to participate (subject to the Company’s control right), keep BRF reasonably and promptly informed with respect to the status of such Transaction Litigation; provided, however, that the disclosure of information in connection therewith shall be subject to the provisions of Section 5.03, including regarding attorney-client privileges and other applicable legal privileges. Prior to the termination of this Agreement, no compromise or full or partial settlement of any Transaction Litigation shall be agreed to by the Company without BRF’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.07.     Public Announcements. BRF and the Company shall consult with each other before issuing any press release, or scheduling a press conference or conference call with investors or analysts, and shall use reasonable best efforts to consult with each other before making any other public statement, in each case, with respect to this Agreement or the Transactions, and shall not issue any such press release or make any such other public statement relating to this Agreement or the Transactions without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except for any such release or announcement that BRF or the Company determines, after consultation with outside legal counsel, is required by Applicable Law or any listing agreement with or rule of any national or foreign securities exchange or association upon which the securities of the Company or BRF, as applicable, are listed, in which case the party required to make the release or announcement shall provide notice to and, to the extent reasonably practicable, consult with the other party about, and shall use its reasonable best efforts to allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider any such reasonable comments that are timely provided in good faith; provided, however, each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents and any documents, reports, statements, forms or other filings required to be made by BRF with the SEC, provided such statements, announcements and disclosures substantially reiterate (and are not inconsistent with) previous press releases, public disclosures or public statements approved in advance by the other party; and provided, further, that, notwithstanding the foregoing, neither BRF nor the Company shall be required to consult with or obtain consents from the other parties hereto before issuing any press release or making any other public statement with respect to any Change in Recommendation, Acquisition Proposal or Intervening Event or any action taken in response thereto.

Section 5.08.     Rule 14d-10 Matters. Prior to the consummation of the Offer, to the extent required, the Compensation Committee of the Company Board will take such steps to cause each employment compensation, severance or other employee benefit arrangement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of the Company to be approved by the Compensation Committee of the Company Board in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

Section 5.09.     Stock Exchange De-listing; SEC Reporting Obligations. Prior to the Effective Time, the Company shall cooperate with BRF and take all actions reasonably necessary to cause the Company Common Stock to be delisted from Nasdaq and to cause the termination or suspension of all reporting obligations of the Company or any of its Subsidiaries with the SEC as soon as reasonably practicable thereafter. Upon BRF’s determination that the Surviving Corporation may be required to file any quarterly reports pursuant to the Exchange Act prior to the delisting of the Company Common Stock from Nasdaq and the termination or suspension of all reporting obligations of the Company and its Subsidiaries with the SEC, the Company shall deliver to BRF at least five (5) Business Days prior to such filing a draft of any such reports required to be filed, which is sufficiently developed such that it can be timely filed and when filed will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and comply in all material respects with the provisions of Applicable Law.

Section 5.10.     D&O Indemnification and Insurance.

(a)     From the Effective Time until the sixth (6th) anniversary of the Closing Date, BRF shall, and shall cause the Surviving Corporation to, jointly and severally, defend, indemnify, and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee (in each case, when acting in such capacity) of the Company or any Company Subsidiary (the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, fines and fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to such Indemnified Person’s service as a director, officer or employee of the Company or any Company Subsidiary, or services performed by such Indemnified Person at the request of the Company or any Company Subsidiary at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by Applicable Law. Each Indemnified Person shall be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation following receipt by BRF and the Surviving Corporation from the Indemnified Person of a request therefor; provided that any Indemnified Person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay any such expenses advanced by the Surviving Corporation if it is ultimately determined that such person is not entitled to indemnification.

(b)     Prior to the Effective Time, the Company shall, and, if the Company is unable to, BRF shall as of the Effective Time, cause the Surviving Corporation to purchase and maintain in effect for a period of six (6) years thereafter (the “Tail Period”), pre-paid, non-cancellable directors’ and officers’ liability “tail” insurance (“D&O Tail”) covering the Indemnified Persons and with terms, conditions, retentions and limits of liability that are no less favorable than the then-existing directors’ and officers’ liability insurance policies of the Company as of immediately prior to the Effective Time, with respect to acts, omissions, circumstances or events occurring at or prior to the Effective Time, except that in no event shall BRF be required to pay with respect to such D&O Tail a premium greater than 300% of the aggregate annual premium most recently paid by the Company for the directors’ and officers’ liability insurance policies prior to the date hereof as set forth on Section 5.10(b) of the Company Disclosure Letter (the “Maximum Amount”). If the Company or Surviving Corporation is unable to obtain the D&O Tail required by this Section 5.10(b), BRF shall cause the Surviving Corporation to obtain as much comparable insurance as possible for the years within such Tail Period for a premium equal to the Maximum Amount; provided, that during the term of the D&O Tail, BRF shall not, and BRF shall cause the Surviving Corporation and the Subsidiaries of the Surviving Corporation not to, take any action following the Effective Time to cause such D&O Tail to be cancelled or any provision therein to be amended or waived in any manner that would adversely affect in any material respect the rights of the Indemnified Persons.

(c)     Any Indemnified Person wishing to claim indemnification under this Section 5.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify BRF thereof, but the failure to so notify shall not relieve BRF of any liability it may have to such Indemnified Person except to the extent such failure materially prejudices the indemnifying party. In the event any claim or claims are asserted or made within the Tail Period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) BRF or the Surviving Corporation shall have the right to assume the defense thereof and BRF and the Surviving Corporation shall not be liable to such Indemnified Persons for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Persons in connection with the defense thereof, except that if BRF or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Persons advises that there are issues which raise conflicts of interest between BRF or the Surviving Corporation and the Indemnified Persons, the Indemnified Persons may retain counsel satisfactory to them, and BRF or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons promptly as statements therefor are received; provided, that BRF and the Surviving Corporation shall be obligated pursuant to this Section 5.10(c) to pay for only one firm of counsel for all Indemnified Persons in any jurisdiction unless the use of one counsel for such Indemnified Persons would present such counsel with a conflict of interest; provided, further, that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Persons will cooperate in the defense of any such matter, and (iii) BRF and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; provided, further, that BRF and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Persons if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Person in the manner contemplated hereby is prohibited by Applicable Law.

(d)     The provisions of this Section 5.10 are intended to be in addition to the rights otherwise available to the Indemnified Persons by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Persons, their heirs and their representatives. The obligations set forth in this Section 5.10 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person, or any Person who is a beneficiary under the policies referred to in this Section 5.10 and their heirs and representatives, without the prior written consent of such affected Indemnified Person or other Person.

(e)     If the Surviving Corporation or any Subsidiary of the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, BRF shall make proper provisions so that the successors and assigns of such Person shall (unless accomplished by operation of law) assume, succeed to and be bound by all of the obligations set forth in this Section 5.10.

(f)     Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any Company Subsidiary for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to or in substitution for any such claims under such policies.

Section 5.11.     Approval of the Merger. The Merger shall be governed by Section 251(h) of the DGCL and shall be effected by BRF, Merger Sub and the Company as soon as practicable following the consummation of the Offer, without a vote of the stockholders of the Company, pursuant to Section 251(h) of the DGCL.

Section 5.12.     Takeover Statutes. If any “control share acquisition,” “business combination,” “fair price,” “moratorium” or other anti-takeover statute or regulation may become or is deemed or purports to be applicable to any Transaction, then each of the Company, BRF, Merger Sub, and their respective Boards of Directors or equivalent management body, as applicable, shall use their respective reasonable best efforts to (i) take such lawful actions with respect thereto as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and (ii) otherwise act to render such anti-takeover statute or regulation (or, in the case of Section 203 of the DGCL, the restrictions on business combinations provided therein) inapplicable to, or to minimize the effects of the foregoing on, the Transactions.

Section 5.13.     Employee Matters.

(a)     From and after the Closing Date until the twelve (12)-month anniversary thereof (or, if earlier, termination of employment), BRF shall, and shall cause the Surviving Corporation to, provide to each employee of the Company and any Company Subsidiary as of the Closing who continues to remain employed immediately following the Closing (each, a “Continuing Employee”) (i) with base salary or base wage, and target short-term cash bonus opportunities (excluding temporary reductions relating to the COVID-19 pandemic and including within short-term opportunities commissions and annual bonus) that are no less favorable in the aggregate than those provided by the Company Subsidiaries to each such Continuing Employee immediately prior to the Closing Date and (ii) pension and welfare benefits that are substantially comparable in the aggregate to the pension and welfare benefits that are generally made available to similarly situated employees of BRF and its Subsidiaries.

(b)     BRF shall use commercially reasonable efforts to cause service rendered by Continuing Employees prior to the Closing Date to be taken into account for all purposes including participation, coverage, vesting and level of benefits, as applicable, under all employee benefit plans, programs, policies and arrangements (but excluding benefit accrual under any defined benefit plan, equity-based benefits and non-qualified deferred compensation benefits) of BRF and its Affiliates (including the Surviving Corporation) applicable to Continuing Employees from and after the Closing Date, to the same extent as such service was taken into account under corresponding plans of the Company or Company Subsidiary, as applicable, for such purposes; provided, however, that nothing herein shall result in the duplication of any benefits. Without limiting the foregoing, BRF shall use commercially reasonable efforts to provide that Continuing Employees will not be subject to any pre-existing condition or limitation under any health or welfare plan of BRF or its Affiliates (including the Surviving Corporation) for any condition for which such employee would have been entitled to coverage under the corresponding plan of the Company or Company Subsidiary, as applicable, in which such employee participated immediately prior to the Closing Date. BRF shall use commercially reasonable efforts to cause Continuing Employees to be given credit under such plans for co-payments made, and deductibles satisfied, prior to the Closing Date.

(c)     Prior to the Closing, if requested by BRF in writing the Company shall cause the Company’s 401(k) Plan (the “Company 401(k) Plan”) to be terminated effective immediately prior to the Closing. In the event that BRF requests that the Company 401(k) Plan be terminated, the Company shall provide BRF with evidence that such Company 401(k) Plan has been terminated (the form and substance of which shall be subject to review and approval by BRF) not later than the day immediately preceding the Closing Date.

(d)     The Company shall consult with BRF prior to initiating written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the Transactions and consider in good faith BRF’s comments to the Company’s communications plan.

(e)     This Section 5.13 shall be binding upon and inure solely to the benefit of each of the parties hereto, and nothing in this Section 5.13, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.13. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement of the Company or BRF. The parties hereto acknowledge and agree that the terms set forth in this Section 5.13 shall not (i) create any right in any employee or any other Person to any employment, continued employment, or any term or condition of employment with the Company or any Company Subsidiary, BRF or any of their respective Affiliates or to any compensation or benefits of any nature or kind whatsoever, (ii) alter or limit the ability of the Company or any Company Subsidiary, or BRF or any of their respective Affiliates to, at any time, amend, modify or terminate any benefit plan program, agreement or arrangement assumed, established or maintained by any of them or (iii) create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any employee by BRF, the Company or any of their Affiliates or under any benefit plan which BRF, the Company or any of their Affiliates may maintain.

Section 5.14.     Section 16 Matters. Prior to the consummation of the Offer, the Company and the Company Board shall take all actions to the extent necessary or as may be reasonably requested by BRF in connection with this Agreement to cause the transactions contemplated by Section 2.08 and any and all dispositions or cancellations of equity securities of the Company (including any deemed dispositions or cancellations and any derivative securities with respect to any equity securities of the Company) held by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and who would otherwise be subject to Rule 16b-3 under the Exchange Act, to be exempt under Rule 16b-3 under the Exchange Act.

Section 5.15.     Investment Adviser Matters.

(a)     At least thirty (30) calendar days prior to the Effective Time, the Company shall cause each Adviser to deliver a written notice (the “Negative Consent Notice”) to each of its investment advisory clients requesting consent to the “assignment” (as such term is defined under the Investment Advisers Act) or deemed assignment of the investment advisory contract(s) between such Adviser and such client in connection with the Transactions, informing such client that consent in respect of such assignment will be deemed to have been granted if such client does not object in writing to the Adviser prior to the Effective Time or terminate the applicable advisory contract prior to a date specified in the Negative Consent Notice, which date shall be at least thirty (30) days from the date the Negative Consent Notice is transmitted or mailed or such other period as mutually agreed by BRF and the Company.

(b)     During the Pre-Closing Period, the Advisers shall take reasonable steps to keep BRF informed of the status of responses to the Negative Consent Notice and, upon BRF’s request, make available to BRF any evidence of Persons terminating services or otherwise objecting or declining to consent, or withdrawing any consents. Upon request, BRF shall be provided a reasonable opportunity to review and comment on all written consent and/or notice materials (excluding one-on-one communications with clients), including the Negative Consent Notice, to be used by the Advisers prior to distribution and such Negative Consent Notice and notice materials shall be in form and substance reasonably satisfatory to BRF.

Section 5.16.     PPP Loans.

(a)     During the Pre-Closing Period, (i) the Company and its Subsidiaries shall use commercially reasonable efforts to cause the amounts borrowed under the PPP Loans to be forgiven under the CARES Act (including taking all necessary or appropriate steps to obtain lender approval and to resolve any requests or concerns raised by Governmental Authorities in connection with any audit regarding the forgiveness applications submitted by the Company and its Subsidiaries in respect of the PPP Loans), and shall keep BRF reasonably informed on a current basis with respect thereto, and (ii) the Company shall not, and shall cause its Subsidiaries not to, use any portion of the amounts borrowed under the PPP Loans for any purpose that would render the PPP Loans ineligible for forgiveness under the CARES Act. Prior to the Closing, the Company and its Subsidiaries shall provide BRF and Merger Sub with all information reasonably requested by BRF in connection with seeking forgiveness under the PPP Loans, including employee records, corporate governance documents related to the PPP Loans and all receipts, account records and invoices applicable to the PPP Loans.

(b)     Prior to the consummation of the Offer, BRF shall establish an interest-bearing escrow account controlled by the PPP Lender with funds contributed by BRF equal to the outstanding balance of the PPP Loans at such time.

Article 6

CONDITIONS TO THE MERGER

Section 6.01.     Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of the following conditions on or prior to the Closing Date:

(a)     Merger Sub (or BRF on Merger Sub’s behalf) shall have accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn; and

(b)     no Governmental Authority having jurisdiction over any party hereto shall have issued any Order, nor shall any Applicable Law or other legal restraint, injunction or prohibition be in effect, that makes the consummation of the Merger illegal or otherwise prohibited; provided that a party shall not be permitted to invoke this Section 6.01(b) if the issuance of such Order, Applicable Law or other legal restraint, injunction or prohibition is principally caused by the material breach by such party of any covenant or obligation of such party set forth in this Agreement.

Article 7

TERMINATION

Section 7.01.     Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time:

(a)     by mutual written agreement of the Company (provided such agreement is authorized by the Special Committee) and BRF;

(b)     by either the Company (provided such termination is authorized by the Special Committee) or BRF, if:

(i)     the Merger shall not have been consummated in accordance with the terms of this Agreement on or before 11:59 p.m., Eastern Time, on May 11, 2021 (the “End Date”); provided, that, notwithstanding the foregoing, the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement has been a principal cause of, or resulted in, the failure of the Merger to be consummated by such time; or

(ii)     any Governmental Authority having jurisdiction over any party hereto shall have issued a final, non-appealable Order, or any Applicable Law or other legal restraint, injunction or prohibition shall be in effect, that makes consummation of the Offer or the Merger illegal or otherwise prohibited; provided that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.01(b) if the issuance of such final and non-appealable Order, Applicable Law or other legal restraint, injunction or prohibition is principally caused by the material breach by such party of any covenant or obligation of such party set forth in this Agreement; or

(c)     by BRF, prior to the consummation of the Offer, if:

(i)     a Change in Recommendation shall have occurred; or

(ii)     the Company shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of any of the Offer Conditions contained in condition “(d)” or “(f)” in Annex A and (B) is incapable of being cured by the End Date or, if capable of being cured in such time frame, has not been cured by the Company within thirty (30) days after written notice has been given by BRF to the Company of such breach or failure to perform; provided, that BRF may not terminate this Agreement pursuant to this Section 7.01(c)(ii) if, at the time such termination would otherwise take effect in accordance with the foregoing, BRF or Merger Sub is in material breach of any covenant or obligation in this Agreement; or

(d)     by the Company (provided such termination is authorized by the Special Committee), prior to the consummation of the Offer, if:

(i)     (w) the Company Board or the Special Committee has determined that an Acquisition Proposal constitutes a Superior Proposal; (x) the Company has complied with its obligations under Section 5.02(f); (y) the Company pays, or causes to be paid, to BRF the Termination Fee payable pursuant to Section 8.03(b) prior to or concurrently with such termination; and (z) substantially concurrently with such termination, the Company enters into a definitive Alternative Acquisition Agreement in respect of such Superior Proposal;

(ii)     BRF shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would have a BRF Material Adverse Effect and (B) is incapable of being cured by the End Date or, if capable of being cured in such time frame, has not been cured by BRF within thirty (30) days after written notice has been given by the Company to BRF of such breach or failure to perform; provided, that the Company may not terminate this Agreement pursuant to this Section 7.01(d)(ii) if, at the time such termination would otherwise take effect in accordance with the foregoing, the Company is in material breach of any covenant or obligation of the Company set forth in this Agreement; or

(iii)     Merger Sub fails to consummate the Offer within two (2) Business Days following the Offer Expiration Time; provided, that the Company may not terminate this Agreement pursuant to this Section 7.01(d)(iii) if such failure to consummate the Offer is principally caused by the material breach by the Company of any covenant or obligation of the Company set forth in this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 7.01 (other than pursuant to Section 7.01(a)) shall give written notice of such termination to each other party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is being effected.

Section 7.02.     Effect of Termination. If this Agreement is terminated pursuant to Section 7.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to each other party hereto; provided, that this Section 7.02 and Article 8 shall survive any termination hereof pursuant to Section 7.01; provided, further, that, subject to Section 8.03(h), no such termination shall relieve any party from liability for any Willful Breach of this Agreement prior to such termination. The Confidentiality Agreement shall not be affected by the termination of this Agreement and shall continue in full force and effect in accordance with its terms.

Article 8

MISCELLANEOUS

Section 8.01.     Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered, if delivered in person, (ii) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery) or (iii) on the date transmitted if sent by email (provided no “bounce back” or similar message of non-delivery is received with respect thereto), in each case, as follows:

if to the Company:

National Holdings Corporation
200 Vesey Street, 25th Floor
New York, N.Y. 10282
Attention:     Glenn Worman, President & Chief Financial Officer
Email:           gw@nhld.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001-8602
Attention:     Jeffrey A. Brill
                      Graham Robinson
Email:           Jeffrey.Brill@skadden.com
                     Graham.Robinson@skadden.com

And to:

Wilmer Cutler Pickering Hale and Dorr LLP
7 World Trade Center
New York, New York 10007
Attention:     Andrew Goldman,
                      Jeff Stein
Email:           Andrew.Goldman@wilmerhale.com
                      Jeff.Stein@wilmerhale.com

if to BRF or Merger Sub:

B. Riley Financial, Inc.
11100 Santa Monica Blvd.,
Suite 800
Los Angeles, California 90025
Attention:     Alan Forman
Email:            aforman@brileyfin.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, California 90067
Attention:     Patrick S. Brown
Email:           brownp@sullcrom.com

Notwithstanding anything in this Agreement to the contrary, any notice given in accordance with the foregoing clause (i) or clause (ii) of this Section 8.01 shall only be effective if a duplicate copy of such notice is also given by email in the method described in this Section 8.01.

Section 8.02.     Amendments and Waivers.

(a)     Prior to the consummation of the Offer, any provision of this Agreement may be amended or waived by the parties hereto only by action taken or authorized (i) by or on behalf of the respective Boards of Directors of BRF and Merger Sub, on the one hand, and (ii) by or on behalf of the Special Committee, on the other hand, but only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, that without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given that requires the approval of the stockholders of the Company under the DGCL unless the required further approval is obtained.

(b)     Any failure of any of the parties to comply with any obligation, covenant, agreement or condition in this Agreement (including Annex A) may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof (and in the case of the Company, subject to the prior approval of the Special Committee) only by a written instrument signed by each such party granting such waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Subject to Section 8.03(h), the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law or in equity.

Section 8.03.     Fees; Expenses.

(a)     Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs or expenses.

(b)     If this Agreement is terminated by the Company pursuant to Section 7.01(d)(i), prior to or concurrently with such termination the Company shall pay (or cause to be paid to) BRF a fee equal to the dollar value of 3.25% of the equity value of the Shares that are not BRF Shares based on the Per Share Amount (the “Termination Fee”).

(c)     If this Agreement is terminated by BRF pursuant to Section 7.01(c)(i), then the Company shall promptly, but in no event later than two (2) Business Days after termination of this Agreement, pay (or cause to be paid to) BRF the Termination Fee.

(d)     If this Agreement is terminated (i) (A) by BRF or the Company pursuant to Section 7.01(b)(i) (but in the case of a termination by the Company, only if at such time BRF would not be prohibited from terminating this Agreement pursuant to the proviso in Section 7.01(b)(i)) or (B) by BRF pursuant to Section 7.01(c)(ii), (ii) at any time on or after the date of this Agreement and prior to such termination a bona fide Acquisition Proposal shall have been publicly made or otherwise become publicly known and not publicly withdrawn prior to such termination, and (iii) within twelve (12) months after the date of such termination, (A) the Company enters into an Alternative Acquisition Agreement providing for an Acquisition Transaction or (B) an Acquisition Transaction is consummated, then the Company shall pay (or cause to be paid to) BRF the Termination Fee concurrently with the consummation of any such Acquisition Transaction; provided, that, for purposes of this Section 8.03(d), all references to “twenty percent (20%)” in the definition of Acquisition Transaction shall be deemed to be references to “fifty percent (50%)”.

(e)     For the avoidance of doubt, any payment made by the Company under this Section 8.03 shall be payable only once with respect to this Section 8.03 and not in duplication even though such payment may be payable under one or more provisions hereof.

(f)     The Company acknowledges that the agreements contained in this Section 8.03 are an integral part of the Transactions and that without such provisions BRF and Merger Sub would not have entered into this Agreement.

(g)     If the Company fails to pay the Termination Fee or any portion thereof and BRF or Merger Sub commences a suit which results in an Order against the Company for the Termination Fee or any portion thereof, the Company shall pay BRF and Merger Sub their costs and expenses (including reasonable attorneys’ fees and disbursements) in connection with such suit, together with interest on the Termination Fee (or any portion thereof that has not been paid timely in accordance with this Agreement) and on the amount of such costs and expenses, in each case, from and including the date payment of such amount was due to through the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. Any amounts payable pursuant to this Section 8.03 shall be paid to BRF by wire transfer of immediately available funds. BRF shall promptly provide the Company upon request therefor the wire transfer information required to make any payments pursuant to this Section 8.03.

(h)     Notwithstanding anything in this Agreement to the contrary, if BRF receives payment from the Company of the Termination Fee pursuant to Sections 8.03(b)–(d) (i) BRF’s right to receive payment from the Company of the Termination Fee pursuant to Sections 8.03(b)–(d) and any payments pursuant to Section 8.03(g) shall be the sole and exclusive remedy of any of BRF, Merger Sub or any of their respective Affiliates or representatives against the Company and any of its former, current or future officers, directors, partners, stockholders, Company RSU holders, Company PSU holders, managers, members or Affiliates (collectively, the “Company Related Parties”) for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Termination Fee, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions and (ii) if BRF (or its designee) received any payments from the Company in respect of any breach of this Agreement, and thereafter BRF (or its designee) is entitled to receive the Termination Fee under this Section 8.03, the amount of such Termination Fee shall be reduced by the aggregate amount of any payments made by the Company to BRF (or its designee) in respect of any such breaches of this Agreement.

Section 8.04.     Assignment; Benefit. Neither this Agreement nor any of the rights, interests or obligations herein may be assigned by any party hereto without the prior written consent of the other parties and any purported assignment in violation hereof shall be null and void ab initio. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except the provisions of Section 8.03(h), which shall be enforceable by the Company Related Parties.

Section 8.05.     Governing Law. This Agreement and any Proceedings arising out of or related hereto or the Transactions or to the inducement of any party hereto to enter into this Agreement (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law statute or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 8.06.     Jurisdiction. The parties hereto hereby irrevocably agree (i) that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Chancery Court of the State of Delaware and any state appellate court therefrom or, if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom and (ii) not to commence any such Proceeding in any court except such courts. Each party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the Transactions, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the Transactions may not be enforced in or by such courts. Each party agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 8.01 or in any other manner permitted by Applicable Law.

Section 8.07.     Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING DIRECTLY OR INDIRECTLY OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.07.

Section 8.08.     Specific Performance; Remedies. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (a) the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches or threatened or anticipated breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts described in Section 8.06, without proof of damages or otherwise, and (b) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor BRF would have entered into this Agreement. Each of the parties agrees that it waives the defense of adequacy of a remedy at law and will not oppose the granting of an injunction or injunctions, specific performance or other equitable relief on the basis that the other parties have an adequate remedy at law or equity. The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.09.     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated provided the economic or legal substance of the Offer, the Merger or the other Transactions is not affected in any manner materially adverse to any party. Upon such a holding, the parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the Offer, the Merger and the other Transactions be consummated as originally contemplated to the fullest extent possible.

Section 8.10.     Entire Agreement. This Agreement, including the exhibits and annexes to this Agreement and the Company Disclosure Letter and any documents delivered by the parties in connection herewith and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral among the parties with respect thereto; provided, that the Confidentiality Agreement shall not be superseded shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

Section 8.11.     Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to in this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed to be the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto. Any matter set forth on the Company Disclosure Letter shall not be deemed to constitute an admission by the Company or any Company Subsidiary or to otherwise imply that any such matter is material is required to be disclosed by the Company under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement, nor shall it be construed as an admission or indication to any Third Party that any breach or violation exists or has actually occurred.

Section 8.12.     Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto, it being understood and agreed that all parties hereto need not sign the same counterpart. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 8.13.     No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, the Company Disclosure Letter or in any certificate or schedule or other document delivered by any Person pursuant to this Agreement shall survive the Effective Time. Any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time, shall survive in accordance with its terms.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

B. RILEY FINANCIAL, INC.

By:	/s/ Bryant R. Riley
Name: Bryant R. Riley
Title: Co-Chief Executive Officer

B. RILEY PRINCIPAL MERGER CORP. III

By:	/s/ Bryant R. Riley
Name: Bryant R. Riley
Title: Chairman

[Signature Page to Agreement and Plan of Merger]

NATIONAL HOLDINGS CORPORATION

By:	/s/ Michael A. Mullen
Name:	Michael A. Mullen
Title:	Chairman & Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A

Conditions of the Offer

The obligation of Merger Sub to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses (a)–(i) below. Accordingly, notwithstanding any other term of the Offer or the Agreement to the contrary, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Exchange Act Rule 14e-l (c) (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to such rules and regulations, the payment for, any tendered Shares: (i) if the Agreement has been validly terminated in accordance with Section 7.01 of the Agreement; and (ii) at any scheduled Offer Expiration Time (as the Offer may have been extended pursuant to, and subject to any requirements to extend the Offer pursuant to, Section 2.01(c) of the Agreement), if: (x) the Minimum Tender Condition or the Termination Condition shall not be satisfied by the Offer Expiration Time; or (y) any of the additional conditions set forth below shall not be satisfied or (to the extent permitted by Applicable Law) waived in writing by BRF:

(a)     there shall have been validly tendered in the Offer and not withdrawn that number of Shares that (excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL)) represent at least a majority of the Shares outstanding at the Offer Expiration Time that are not BRF Shares or Shares held by the Management Holders (the “Minimum Tender Condition”);

(b)     no Governmental Authority having jurisdiction over any party hereto shall have issued any Order, nor any Applicable Law or other legal restraint, injunction or prohibition shall be in effect, that (i) makes consummation of the Offer or the Merger illegal or otherwise prohibited or (ii) requires any sale, divestiture, license or other disposition by BRF or Merger Sub of any assets, properties or businesses; provided that this clause (ii) shall not apply if the issuance of such Order, Applicable Law or other legal restraint, injunction or prohibition is principally caused by the material breach by BRF or Merger Sub of any of its covenants or obligations set forth in this Agreement;

(c)     since the date of the Agreement, there shall not have been any Effect that has had or would reasonably be expected to have a Company Material Adverse Effect;

(d)     (i) the representation and warranty of the Company set forth in Section 3.11(c) of the Agreement shall be true and correct as of the date of the Agreement, (ii) each of the representations and warranties of the Company set forth in Section 3.01, Section 3.02 and Section 3.03 of the Agreement shall be true and correct in all material respects as of the consummation of the Offer, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), (iii) the representations and warranties of the Company set forth in Section 3.06(a) of the Agreement shall be true and correct except for de minimis inaccuracies as of the consummation of the Offer, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), and (iv) each of the other representations and warranties of the Company set forth in the Agreement shall be true and correct as of the consummation of the Offer, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than in the case of clause (iv) for such failures to be true and correct that have not had or would not reasonably be expected to have a Company Material Adverse Effect (it being understood that for this purpose all references to the term “Company Material Adverse Effect” and other qualifications based on the word “material” set forth in any such representations and warranties shall be disregarded);

(e)     the Termination Agreement shall be in full force and effect and the Company shall not have taken any steps to terminate the Termination Agreement;

(f)     the Company shall have complied in all material respects with each of the covenants, obligations and agreements it is required to comply with or perform at or prior to the Closing;

(g)     BRF and Merger Sub shall have received a certificate of the Company, signed by an officer of the Company, dated the date on the which the Offer expires certifying that the conditions specified in clauses (c), (d) and (f) have been satisfied; and

(h)     the Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”); and

(i)     the FINRA Approval, if required, shall have been obtained.

The foregoing conditions are for the sole benefit of BRF and Merger Sub and, except for the Minimum Tender Condition and the Termination Condition (each of which may only be waived with the prior written consent of the Company Board, solely at the direction of the Special Committee), may be waived by BRF or Merger Sub in whole or in part at any time and from time to time and in the sole discretion of BRF or Merger Sub, subject in each case to the terms of the Agreement and Applicable Law. The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of BRF and Merger Sub with respect to extending, terminating and/or modifying the Offer pursuant to the terms and conditions of the Agreement or Applicable Law. The failure by BRF, Merger Sub or any other Affiliate of BRF at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Capitalized terms used in this Annex A but not defined herein shall have the meanings set forth in the Agreement to which it is attached.